Exhibit 10.17

Confidential Treatment Requested

MERGER AGREEMENT

by and among

TAMARAC INC.,

ENVESTNET INC.

AND

TITAN MERGER CORP.

AND

KLJ CONSULTING, LLC

(as the Shareholders’ Representative)

Dated as of February 16, 2012

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EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Shareholders Entering Into Shareholder Support Agreement
Exhibit C	Shareholder Support Agreement
Exhibit D	Shareholders’ Representative Authorization Letter
Exhibit E	Articles of Merger
Exhibit F	Articles of Incorporation of the Surviving Corporation
Exhibit G	Initial Officers of the Surviving Corporation (ref.: Section 2.4(c))
Exhibit H	Management Incentive Plan Qualified Employees
Exhibit I	Parent Stock Investment Qualified Employees
Exhibit J	Form of Parent Stock Option Agreements
Exhibit K	Business Plan and Budget

SCHEDULES

1.1A	Financial Statements
1.1B	Change of Control Payments
4.1	Organization
4.3	Consents and Approvals; No Conflicts
4.4(a)	Preemptive Rights; Reserved Shares
4.4(c)	- Agreements Affecting Capitalization
4.5	Undisclosed Liabilities; Company Debt; Financial Controls
4.6	No Adverse Effects or Changes
4.7	Title to Assets
4.8	Condition of Assets
4.9(b)	Leased Real Property; Real Property Leases
4.10	Computer System
4.11	Intellectual Property
4.12	Contracts
4.13	Employee Benefit Plans
4.14	Employment and Labor Matters
4.15	Taxes
4.17	Environmental Matters
4.18	Litigation
4.19	Accounts Receivable and Advances
4.20	Permits
4.21	Insurance
4.22	Capital Improvements
4.23	No Conflict of Interest
4.24	Bank Accounts
4.25	Customers
5.3	Consents and Approvals; No Conflicts
6.2	Conduct of Business
6.13(b)	Management Incentive Plan

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Confidential Treatment Requested

MERGER AGREEMENT

THIS MERGER AGREEMENT is made as of the 16th day of February, 2012, by and among Envestnet, Inc., a Delaware corporation (“Parent”), Titan Merger Corp., a Washington corporation (“MergerCo”), Tamarac Inc., a Washington corporation (the “Company”), and KLJ Consulting, LLC, a Delaware limited liability company, as the Shareholders’ Representative (the “Shareholders’ Representative”) solely for the purposes of the rights and obligations of the Shareholders’ Representative set forth herein. Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, the parties desire that MergerCo, upon the terms and subject to the conditions of this Agreement and in accordance with the Act, merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) adopted this Agreement and approved the execution and delivery of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that this Agreement be approved by the shareholders of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s entering into this Agreement, Parent has entered into an employment letter agreement with Stuart DePina (the “DePina Employment Letter”), which includes certain non-competition and non-solicitation covenants; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s entering into this Agreement, certain shareholders of the Company, whose names are set forth on Exhibit B, are entering into a shareholder support agreement dated as of the date hereof in the form set forth on Exhibit C (the “Shareholder Support Agreement”), pursuant to which, subject to the terms and conditions thereof, such shareholders have agreed, among other things, to vote their Shares (as defined below) to approve this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1	Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Accounting Firm” shall have the meaning set forth in Section 3.1(d).

Confidential Treatment Requested

“Accounts Receivable” shall mean all accounts receivable, trade receivables, notes receivable and other receivables resulting from goods sold or services provided by the Company and shall include, as of the date hereof, all receivables listed on Schedule 4.19 and, as of the Closing Date, all receivables recorded on the Closing Date Balance Sheet.

“Act” means the Washington Business Corporation Act, RCW Title 23B.

“Adjustment Escrow Amount” shall mean $300,000.

“Advances” shall have the meaning set forth in Section 4.19.

“Affiliate” shall mean, with respect to any specified Person, (i) any other Person that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (ii) any other Person which is a director, officer or partner, or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, of the specified Person or a Person described in clause (i) of this paragraph, (iii) another Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (iv) another Person in which the specified Person has a substantial beneficial interest or as to which the specified Person serves as trustee or in a similar capacity or (v) any relative or spouse of the specified Person or any of the foregoing Persons, any relative of such spouse or any spouse of any such relative; provided, that at any time after the Closing Date, the Company, on the one hand, and the Shareholders and their respective Affiliates (other than the Company), on the other hand, shall not be deemed to be Affiliates of each other.

“Agreement” shall mean this Stock Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time in accordance with its terms.

“Annual Revenues” shall have the meaning set forth in Section 6.13(c).

“Annual Revenues Target” shall have the meaning set forth in Section 6.13(c).

“Arrangements” shall have the meaning set forth in Section 4.13(a)(ii).

“Articles of Incorporation” shall have the meaning set forth in Section 2.4.

“Articles of Merger” shall have the meaning set forth in Section 2.2.

“Base Purchase Price” shall mean $54 million.

“Basket Amount” shall have the meaning set forth in Section 10.4(a).

“Benefit Plans” shall have the meaning set forth in Section 4.13(b).

“Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Seattle, Washington or Chicago, Illinois generally are closed for business.

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“Business Plan and Budget” shall mean the operating plan and budget for the Surviving Corporation, as set forth on Exhibit K attached hereto, and as the same may be amended, supplemented or modified from time to time as determined by Parent (in its sole discretion, but after consultation with Stuart DePina).

“Cause” shall, with respect to the applicable employee, have the meaning ascribed to such term in his or her offer letter, employment agreement, or other writing signed by Parent and such employee. If no such offer letter, employment agreement or other writing exists, then “Cause” shall mean, with respect to such employee, his or her (i) willful misconduct or gross negligence in the performance of his or her duties, including any refusal to comply in any material respect with the reasonable business directives of Parent or the Surviving Corporation, (ii) dishonest or fraudulent conduct, a deliberate attempt to injure the Surviving Corporation or conduct that materially discredits Parent or the Surviving Corporation or is materially detrimental to the reputation of Parent or the Surviving Corporation, (iii) violation of any applicable Law or conviction of, or entering of a plea of nolo contendere to, any felony, (iv) material breach of its employment arrangement or any other agreement between Parent or any of its affiliates (including the Surviving Corporation), or (v) theft or other misappropriation of any proprietary information of Parent or any of its affiliates (including the Surviving Corporation).

“Certificate” shall have the meaning set forth in Section 2.5.

“Change of Control Payee” shall mean any Person to whom the Company owes any portion of the Change of Control Payment Amount.

“Change of Control Payment Amount” shall mean the aggregate amount of all liabilities of the Company, whether or not contingent, for severance, change of control payments, stay bonuses, retention bonuses, success bonuses and other bonuses, employee benefits (such as contributions to 401(k) plans and similar liabilities to any of the foregoing), in each case arising as a result of the transactions contemplated hereby and to the extent unpaid as of immediately prior to the Closing, including the payments listed on Schedule 1.1B.

“Closing” shall mean the consummation of the transactions contemplated herein in accordance with Article VIII.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Date Balance Sheet” shall mean the Initial Closing Date Balance Sheet, as subsequently agreed (or deemed agreed) or adjusted by the Final Statement of Adjustments pursuant to Section 3.1.

“Closing Payment Calculation Statement” shall have the meaning set forth in Section 6.12.

“Closing Working Capital” shall mean the value of the difference between (i) the aggregate amount of the current assets of the Company, less (ii) the aggregate amount of the current liabilities of the Company, all determined on a consolidated basis as of the Closing in accordance with GAAP as applied in the Latest Balance Sheet. Notwithstanding anything in the foregoing definition or anything in Section 3.1, it is understood and agreed that the employer portion of any employment Taxes attributable to any payments made pursuant to Article II shall be treated as a current liability for purposes of Closing Working Capital.

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“Closing Working Capital Statement” shall mean the Initial Closing Working Capital Statement, as subsequently agreed (or deemed agreed) or adjusted by the Final Statement of Adjustments pursuant to Section 3.1.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

“Common Stock Equivalent” shall mean any outstanding option or warrant to purchase Common Stock to the extent that such option or warrant is vested and may be exercised in connection with the Merger on or before the Effective Time.

“Company” shall have the meaning set forth in the Preamble.

“Company Creditor” shall mean any Person to whom the Company has any liability or obligation for Company Debt, including any liability or obligation under any guarantee by the Company of any indebtedness of any third party of the type referenced in clauses (i) through (v) of the definition of “Indebtedness.”

“Company Debt” shall mean the aggregate amount of all liabilities (including principal, accrued interest, pre-payment penalties, if any, and lender fees and expenses) of the Company for Indebtedness, including all Indebtedness identified on Schedule 4.5.

“Company Debt Amount” shall mean the aggregate amount of all outstanding Company Debt as of immediately prior to the Closing.

“Company Intellectual Property” shall mean all Intellectual Property owned by, licensed to or otherwise used or held for use by the Company, including the Owned Intellectual Property and the Licensed Intellectual Property.

“Computer System” shall have the meaning set forth in Section 4.10.

“Contract” shall mean any contract, lease, license, sales order, purchase order, agreement, warranty, indenture, mortgage, note, bond, right, warrant or instrument, whether written or verbal (and any and all amendments thereto).

“DePina Employment Letter” shall have the meaning set forth in the Recitals.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employment Agreements” shall have the meaning set forth in Section 4.13(a)(iii).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Confidential Treatment Requested

“ERISA Affiliate” shall mean, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of sections 414(b) or (c) of the Code.

“Escrow Account” shall mean the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” shall mean a national banking association mutually agreed upon by Company and Parent.

“Escrow Agreement” shall mean the Escrow Agreement, substantially in the form of Exhibit A attached hereto, to be entered into by Parent, Shareholders’ Representative and the Escrow Agent.

“Escrow Amount” shall mean the sum of the Adjustment Escrow Amount, the Indemnification Escrow Amount and the Expense Reserve Fund.

“Expense Reserve Fund” shall mean $300,000.

“Final Statement of Adjustments” shall have the meaning set forth in Section 3.1(d).

“Financial Statements” shall mean all of the following:

(a) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010 (including all notes thereto), which are included in Schedule 1.1A, consisting of the balance sheet at such dates and the related statements of earnings and retained earnings and cash flows for the fiscal years then ended;

(b) the unaudited consolidated financial statements of the Company as of and for the twelve (12) month period ended December 31, 2011 (including all notes thereto), which are included in Schedule 1.1A, consisting of the balance sheet at such date and the related statements of earnings and retained earnings for the twelve (12) month period then ended; and

(c) the unaudited consolidated financial statements of the Company as of and for the one (1) month period ended January 31, 2012 (including all notes thereto), which are included in Schedule 1.1A, consisting of the balance sheet at such date and the related statements of earnings and retained earnings for the one (1) month period then ended.

In addition, the term “Financial Statements” shall include any and all Interim Financial Statements then in existence and the Year End Financial Statements if then in existence.

“Fully Diluted Common Stock” shall mean all Shares of Common Stock outstanding, all Shares of Common Stock that would be issued upon the conversion of all Shares of Preferred Stock outstanding, all Shares of Common Stock that would be issued upon the exercise of any applicable Common Stock Equivalent outstanding and all Shares of Common Stock that would be issued upon the conversion of all Shares of Preferred Stock that would be issued upon the exercise of any applicable Preferred Stock Equivalent outstanding.

Confidential Treatment Requested

“GAAP” shall mean United States generally accepted accounting principles at the time in effect.

“Good Reason” shall, with respect to the applicable employee, have the meaning ascribed to such term in his or her offer letter, employment agreement, or other writing signed by Parent and such employee. If no such offer letter, employment agreement or other writing exists, then “Good Reason” shall mean, with respect to such employee, (i) any material change in such employee’s job position or responsibilities which such employee has not agreed to and which is not remedied by the Surviving Corporation within ten (10) Business Days after written notice from such employee, or (ii) the Surviving Corporation requiring such employee to relocate outside of, or to change such employee’s primary business location outside of, the geographic area encompassed within a fifty (50) mile radius of such employee’s primary office with the Company immediately prior to the Closing.

“Governmental Authority” shall mean the government of the United States, or any foreign country or any provincial, state, local or other political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any quasi-governmental entity established to perform such functions.

“Hazardous Substance” shall mean any material, substance, constituent, waste, compound or other matter that (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by, or pursuant to, or result in liability under, any Environmental Law) or (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance, constituent, waste, compound or other matter pursuant to any Environmental Law; provided, however, that Hazardous Substance shall not mean or include any material, substance, constituent, waste, compound or other matter that is contained or used in commercially available enterprise hardware and office equipment, including without limitation computers, monitors, peripherals, servers, routers, network equipment, cables, copy machines, telephones and smart phones.

“Incapacitated” shall mean, with respect to the applicable employee, such employee has been unable to perform his or her duties under such employee’s employment arrangement with the Surviving Corporation as a result of his or her incapacity due to physical or mental illness, and such inability, which continues for at least one hundred twenty (120) consecutive calendar days or for one hundred fifty (150) days during any twelve (12) month period, is reasonably determined to be total and permanent by a physician selected by the Surviving Corporation and its insurers.

“Indebtedness” shall mean, with respect to any Person, all (i) indebtedness (including indebtedness relating to deferred purchase price for assets or services and conditional sales or title retention agreements) or other obligations of such Person for borrowed money or evidenced by a note, debenture or similar instrument, (ii) letters of credit issued for the account of such Person, (iii) capitalized lease obligations of such Person, (iv) bankers’ acceptances and

Confidential Treatment Requested

overdrafts of such Person, (v) liabilities and obligations under any interest rate swap, hedging or similar arrangement (valued at the termination value thereof if such arrangement were terminated as of the Closing Date) and (vi) guarantees by such Person of indebtedness of any third parties of the type referenced in foregoing clauses (i) through (v).

“Indemnification Escrow Amount” shall mean an amount equal to fifteen percent (15%) of the Base Purchase Price.

“Indemnified Person” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article X.

“Indemnifying Person” shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article X.

“Initial Closing Date Balance Sheet” shall have the meaning set forth in Section 3.1(a).

“Initial Closing Working Capital Statement” shall have the meaning set forth in Section 3.1(a).

“Intellectual Property” shall mean all intangible legal rights, title or interest in or arising under the laws of the United States, any provincial, state, local or other political subdivision thereof, any other country or political subdivision thereof or any international treaty regime, whether or not filed, perfected, registered or recorded, in any or all of the following: (i) patents, patent applications and patent rights, including any and all continuations, continuations-in-part, provisionals, divisions, reissues, reexaminations or extensions thereof, and any and all related inventions, invention disclosures and technological developments; (ii) rights associated with works of authorship and literary property rights, including copyrights, mask works, copyright and mask work applications and registrations, including moral rights; (iii) rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether patentable or unpatentable), and other works, whether or not developed or reduced to practice, rights in industrial property, customer, vendor, and prospect lists, and all associated information or databases, and other confidential or proprietary information; (iv) trademarks, service marks, logos, images, trade dress, domain names, trade names, and service names, whether or not registered, and the goodwill associated therewith; (v) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property anywhere in the world, including all intellectual property rights in and to customer lists, databases, data collections, engineering data, manufacturing and production processes and procedures, design documents and analyses, diagrams, documentation, drawings, formulae, marketing plans, methodologies, processes, program listings, protocols, sales data, schematics, specifications, computer data, computer programs and software (in any form, including source code and executable or object code), websites, rights to Uniform Resource Locators, website addresses and domain names, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as blueprints, compilations of information, instruction manuals, notebooks, prototypes, reports, samples, studies, and summaries); and (vi) all rights to sue or make any claims for any past, present or future infringement, misappropriation or unauthorized use of any of the foregoing rights and the right to all income, royalties, damages and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including damages for past, present or future infringement, misappropriation or unauthorized use thereof.

Confidential Treatment Requested

“Interim Financial Statements” shall have the meaning set forth in Section 6.10(a).

“Inventory” shall mean all raw materials inventories, work-in-process inventories and finished goods inventories of the Company, wherever located.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of the Company, or words of comparable import, shall mean facts or circumstances that are known, or that should have been known after having made due inquiry with respect to the subject matter at issue, to Stuart DePina, Chris Tarrach, Clive Matthew Springer, Brandon Rembe, Andina Anderson, Jim Peterson and Mathieu Stroh.

“Latest Balance Sheet” shall mean the unaudited balance sheet of the Company included in the financial statements described in clause (b) of the definition of “Financial Statements.”

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, injunction, common law, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.9(b)(i).

“Licensed Intellectual Property” shall have the meaning set forth in Section 4.11(a).

“Lien” shall mean any lien (except for any lien for Taxes not yet due and payable as to which adequate reserves have been reflected in the Latest Balance Sheet and the Closing Date Balance Sheet), mortgage, charge, adverse claim of title, restriction (including any shareholders’ agreement, buy-sell agreement, right of first refusal, right of first offer or right of redemption), pledge, security interest, option, lease, sublease, proxy, voting agreement, voting trust or right of any third party.

“Loss” or “Losses” shall mean any and all losses, liabilities, costs, claims, damages, penalties and expenses (including attorneys’ fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms “Loss” and “Losses” shall include any and all attorneys’ fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

“Major Customer” shall have the meaning set forth in Section 4.25(a)(i).

“Market Price” shall have the meaning set forth in Section 6.13(a).

“Material Adverse Change” shall mean a change (or circumstance involving a prospective change) in the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company that is, or could reasonably be expected to be, materially adverse or any other change (or circumstance involving a prospective change) that materially impairs, or could reasonably be expected to impair, the ability of the Company to consummate the transactions contemplated hereby or by its Related Agreements in a timely manner.

Confidential Treatment Requested

“Material Adverse Effect” shall mean an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company that is, or could reasonably be expected to be, materially adverse or any other effect (or circumstance involving a prospective effect) that materially impairs, or could reasonably be expected to impair, the ability of the Company to consummate the transactions contemplated hereby or by its Related Agreements in a timely manner.

“Merger” shall have the meaning set forth in the Recitals.

“MergerCo” shall have the meaning set forth in the Preamble.

“Minimum Closing Working Capital” shall mean $2 million.

“Notice of Disagreement” shall have the meaning set forth in Section 3.1(b).

“Owned Intellectual Property” shall have the meaning set forth in Section 4.11(a).

“Owned Real Property” shall have the meaning specified in Section 4.9(a)(i).

“Outside Date” means May 31, 2012.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Common Stock” shall mean common stock of Parent with a par value of $0.005.

“Parent Indemnified Person” shall mean Parent and each of its Affiliates (including, after the Closing, the Company), and their respective officers, directors, employees, agents and representatives; provided, that in no event shall any Shareholder be deemed a Parent Indemnified Person.

“Per Share Adjustment Escrow Consideration” shall mean an amount equal to (a) any release to the Shareholders of the Adjustment Escrow Amount from the Escrow Account, divided by (b) the aggregate number of Shares of Fully Diluted Common Stock outstanding (and not held of record by the Company) immediately prior to the Effective Time.

“Per Share Closing Payment Consideration” shall mean an amount equal to (a) the Base Purchase Price, minus the Escrow Amount, minus the Company Debt Amount, minus the Change of Control Payment Amount, minus the Preferred Stock Preference Amount divided by (b) the aggregate number of Shares of Fully Diluted Common Stock outstanding (and not held of record by the Company) immediately prior to the Effective Time.

“Per Share Indemnification Escrow Consideration” shall mean an amount equal to (a) any release to the Shareholders of the Indemnification Escrow Amount from the Escrow Account, divided by (b) the aggregate number of Shares of Fully Diluted Common Stock outstanding (and not held of record by the Company) immediately prior to the Effective Time.

Confidential Treatment Requested

“Per Share Merger Consideration” shall mean the Per Share Closing Payment Consideration, the Per Share Adjustment Escrow Consideration and the Per Share Indemnification Escrow Consideration.

“Permit” shall mean any permit, license, approval, consent or other authorization required or granted by any Governmental Authority.

“Permitted Liens” shall mean those Liens set forth in Schedule 4.7 and designated as “Permitted Liens.”

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

“Plans” shall have the meaning set forth in Section 4.13(a)(i).

“Pre-Closing Tax Period” shall mean (i) any Tax period ending on or before the Closing Date and (ii) in the case of any Tax period that includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Company, including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series C-1 Preferred Stock.

“Preferred Stock Equivalent” shall mean any outstanding warrant to purchase Preferred Stock to the extent that such warrant is vested and may be exercised in connection with the Merger on or before the Effective Time.

“Preferred Stock Preference Amount” shall mean the aggregate payment of the Series A Preference Amount, the Series B Preference Amount, the Series C Preference Amount and the Series C-1 Preference Amount to be made by Parent pursuant to Section 2.5(b).

“Proceeding” shall mean any action, claim, suit, arbitration, proceeding, governmental investigation, regulatory audit or other litigation.

“Property Taxes” shall have the meaning set forth in Section 6.7(b).

“Proposed Adjustments” shall have the meaning set forth in Section 3.1(b).

“Proxy Statement” shall have the meaning set forth in Section 6.5.

“Purchase Amount” shall have the meaning set forth in Section 6.14(a).

“Real Property Leases” shall have the meaning set forth in Section 4.9(b)(i).

“Related Agreements” shall mean the Escrow Agreement and any other Contract or certificate that is or is to be entered into at the Closing or otherwise pursuant to this Agreement.

Confidential Treatment Requested

The Related Agreements executed or to be executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Series A Preference Amount” shall mean $0.95.

“Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company.

“Series B Preference Amount” shall mean $1.01.

“Series B Preferred Stock” shall mean the Series B Preferred Stock of the Company.

“Series C Preference Amount” shall mean $1.01.

“Series C Preferred Stock” shall mean the Series C Preferred Stock of the Company.

“Series C-1 Preference Amount” shall mean $1.79.

“Series C-1 Preferred Stock” shall mean the Series C-1 Preferred Stock of the Company.

“Shareholder” shall mean a holder of Shares of Common Stock or Preferred Stock immediately prior to the Effective Time.

“Shareholder Approval” shall have the meaning set forth in Section 4.2(b).

“Shareholder Indemnified Person” shall mean the Shareholders and each of their respective Affiliates, and their respective officers, directors, employees, agents and representatives; provided, that in no event shall Parent or MergerCo be deemed a Shareholder Indemnified Person.

“Shareholders’ Meeting” shall have the meaning set forth in Section 6.5.

“Shareholders’ Representative” shall have the meaning set forth in the Recitals.

“Shareholders’ Representative Authorization Letter” shall mean a letter from the applicable Shareholder substantially in the form attached hereto as Exhibit D, with such amendments as mutually agreed by the Company, the Shareholders’ Representative and Parent.

“Shareholder Support Agreement” shall have the meaning set forth in the Recitals.

“Shares” shall mean all of the issued and outstanding shares of capital stock of the Company.

“Specified Liabilities” shall mean (i) any liability or obligation of the Company relating to or arising out of any of the matters set forth on, or required to be set forth on, Schedule 4.18, (ii) any Company Debt outstanding as of immediately prior to the Closing to the extent not discharged at the Closing pursuant hereto, (iii) any fees or expenses of the Company relating to or incurred in connection with the transactions contemplated hereby (except to the extent included in the Working Capital Deficiency or Working Capital Excess) and (iv) any liabilities or obligations of the Company, whether or not contingent, for severance, change of control

Confidential Treatment Requested

payments, stay bonuses, retention bonuses, success bonuses and other bonuses, employee benefits (such as contributions to 401(k) plans and similar liabilities to any of the foregoing, in each case arising as a result of the transactions contemplated hereby and to the extent not discharged at the Closing pursuant hereto.

“Straddle Period” shall have the meaning set forth in Section 6.7(b).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax Claim” shall have the meaning set forth in Section 6.7(f)(i).

“Tax Return” shall mean any report, return or other information required to be supplied to a Governmental Authority or Person in connection with any Taxes.

“Tax Statute of Limitations Date” shall mean the close of business on the 60th day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

“Tax Warranties” shall mean the representations and warranties in Section 4.13 or 4.15.

“Taxes” shall mean all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, escheat, unclaimed property, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee’s income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Terminating Event” shall have the meaning set forth in Section 11.20.

“Termination Fee” shall mean $2.5 million.

“Title and Authorization Warranties” shall mean a representation or warranty in Section 4.1, 4.2, 4.3, 4.4, 4.7, 4.8(b), 4.26, 5.1, 5.2 or 5.4.

“Total Parent Shares” shall have the meaning set forth in Section 6.13(a).

“Transfer Taxes” shall have the meaning set forth in Section 6.7(c).

“Unresolved Adjustments” shall have the meaning set forth in Section 3.1(d).

“Working Capital Deficiency” shall have the meaning set forth in Section 3.1(f).

“Working Capital Excess” shall have the meaning set forth in Section 3.1(f).

“Year End Financial Statements” shall have the meaning set forth in Section 6.10(b).

Confidential Treatment Requested

1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. The word “or” is not exclusive unless expressly indicated otherwise. All references to “$” and dollars shall be deemed to refer to United States currency unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles, Sections, Subsections or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Act, at the Effective Time, MergerCo shall be merged with and into the Company, the separate corporate existence of MergerCo shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.2 Closing; Effective Time. Unless otherwise mutually agreed in writing between Parent and the Company, the Closing will be held (i) at the offices of Mayer Brown LLP, 71 S. Wacker Drive, Chicago, Illinois 60606, at 9:00 a.m., local time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII or (ii) at such other place or at such other time or on such other date as Parent and the Company may agree upon in writing. The date on which the Closing is held is referred to herein as the “Closing Date”. As soon as practicable on or after the Closing Date, Parent, MergerCo and the Company shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”), attaching thereto the plan of merger in the form attached hereto as Exhibit E, with the Secretary of State of the State of Washington. The term “Effective Time” means the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Washington (or such later time as may be agreed in writing by Parent and the Company and specified in the Articles of Merger).

Confidential Treatment Requested

2.3 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Act. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and MergerCo shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and MergerCo shall become debts, liabilities and duties of the Surviving Corporation.

2.4 Articles of Incorporation; Bylaws; Directors and Officers.

(a) At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in their entirety as set forth in Exhibit F and, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation (the “Articles of Incorporation”) until thereafter amended in accordance with the Act and such Articles of Incorporation.

(b) At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of MergerCo, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the Act and such bylaws.

(c) The initial directors of the Surviving Corporation shall be the directors of MergerCo immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. Parent and the Company shall use their respective reasonable best efforts to come to a good faith agreement on the initial officers of the Surviving Corporation, who shall be chosen from among the persons listed on Exhibit G, until their successors are duly appointed.

2.5 Effect on Capital Stock.

(a) Conversion of Common Stock. Subject to the terms and conditions of this Agreement, including Section 6.14, at the Effective Time, each Share of Common Stock and each Share of Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive in cash, without interest, the Per Share Closing Payment Consideration and, when and if payable, the Per Share Adjustment Escrow Consideration and the Per Share Indemnification Escrow Consideration. Subject to Section 6.14, at the Effective Time, all of the Shares of Common Stock and all Shares of Preferred Stock shall cease to exist, and each certificate or contractual right (a “Certificate”) formerly representing any of the Shares shall thereafter represent only the right to receive the Per Share Merger Consideration and, with respect to the Shares of Preferred Stock, the right to receive an applicable portion of the Preferred Stock Preference Amount, without interest.

(b) Conversion of Preferred Stock. Subject to the terms and conditions of this Agreement, including Section 6.14, at the Effective Time, each Share of Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly

Confidential Treatment Requested

provided herein), shall, in addition to the Per Share Merger Consideration, be converted into and represent the right to receive in cash, without interest, the following amounts:

(i)	with respect to each Share of Series A Preferred Stock, the Series A Preference Amount;

(ii)	with respect to each Share of Series B Preferred Stock, the Series B Preference Amount;

(iii)	with respect to each Share of Series C Preferred Stock, the Series C Preference Amount; and

(iv)	with respect to each Share of Series C-1 Preferred Stock, the Series C-1 Preference Amount.

(c) Cancellation of Company-Owned Stock. Notwithstanding Sections 2.5(a) and (b), each share of Common Stock and Preferred Stock held of record by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(d) Other Shares. The Company shall take all requisite action so that, prior to the Effective Time, all Shares other than Shares of Common Stock and Preferred Stock that are outstanding immediately prior to the Effective Time shall be, by virtue of the Merger and without any action on the part of Parent, MergerCo, the Company , the holder of any such Share or any other Person, converted into Shares of Common Stock, all Shares other than Common Stock shall cease to exist and each certificate formerly representing any Shares other than Shares of Common Stock shall be cancelled without any further action required by Parent, MergerCo or the Surviving Corporation.

(e) MergerCo. At the Effective Time, each share of common stock, par value $10.00 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into one duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $10.00 per share, of the Surviving Corporation.

(f) FIRPTA Certificate. On the Closing Date, the Company shall deliver to Parent a statement, in a form satisfactory to Parent, pursuant to Treasury regulation Section 1.1445-2(c)(3) certifying that none of the outstanding Shares are U.S. real property interests as defined by the Code.

(g) Shareholders’ Representative Authorization Letter. Parent shall not pay, or cause to be paid, the Per Share Closing Payment Consideration to any Person who has not delivered an executed Shareholders’ Representative Authorization Letter to each of the Shareholders’ Representative and Parent; provided, however, that it is expressly understood and agreed that nothing in the foregoing, nor anything in Section 2.6, shall prohibit or impede Parent from prompt compliance with any lawful order or decree of any court of competent jurisdiction, with respect to payment of Per Share Closing Payment Consideration to any Person.

Confidential Treatment Requested

(h) Escrow. Prior to the Effective Time, the Shareholders’ Representative and Parent shall enter into the Escrow Agreement with the Escrow Agent. At the Closing, Parent shall deliver to the Escrow Agent the Escrow Amount by wire transfer in immediately available funds to be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement.

(i) Other Payments. At the Closing, Parent shall (i) pay to each Company Creditor, on behalf of the Company, that portion of the Company Debt Amount owed to such Company Creditor according to the Closing Payment Calculation Statement and (ii) to each Change of Control Payee, on behalf of the Company, that portion of the Change of Control Payment Amount owed to such Change of Control Payee according to the Closing Payment Calculation Statement and pursuant to and in accordance with wire instructions delivered by the Shareholders’ Representative to Parent at least three (3) Business Days in advance of the Closing.

2.6 Exchange.

(a) Surrender of Certificates. At the Effective Time, any Shareholder who (i) surrenders or has previously surrendered Certificates (or affidavits of loss in lieu thereof as provided in Section 2.6(d)) representing Shares to the Surviving Corporation for cancellation together with any related documentation reasonably requested by the Surviving Corporation to be provided in connection therewith (including a letter of transmittal duly completed and validly executed in accordance with the instructions thereto) and (ii) delivers an executed Shareholders’ Representative Authorization Letter to the Shareholders’ Representative (with a copy delivered to Parent), shall have the right to payment in respect of such Certificates in accordance with Section 2.6(b).

(b) Exchange Procedures. At the Effective Time, upon surrender (or surrender prior to the Effective Time) to the Surviving Corporation of a Certificate (or affidavits of loss in lieu thereof as provided in Section 2.6(d)) together with any related documentation reasonably requested by the Surviving Corporation as provided in Section 2.6(a) and delivery of an executed Shareholders’ Representative Authorization Letter to the Shareholders’ Representative (with a copy delivered to Parent), by a Shareholder, subject to Section 6.14, Parent shall promptly pay or cause to be paid to each such Shareholder a cash amount in immediately available funds (after giving effect to any required Tax withholdings) to an account designated by such Shareholder in writing equal to the following:

(i)	with respect to each Share of Common Stock represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.6(d)), the Per Share Closing Payment Consideration;

(ii)	with respect to each Share of Series A Preferred Stock represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.6(d)), the Series A Preference Amount plus the Per Share Closing Payment Consideration;

(iii)	with respect to each Share of Series B Preferred Stock represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.6(d)), the Series B Preference Amount plus the Per Share Closing Payment Consideration;

Confidential Treatment Requested

(iv)	with respect to each Share of Series C Preferred Stock represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.6(d)), the Series C Preference Amount plus the Per Share Closing Payment Consideration; and

(v)	with respect to each Share of Series C-1 Preferred Stock represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.6(d)), the Series C-1 Preference Amount plus the Per Share Closing Payment Consideration.

Any Certificate so surrendered shall forthwith be cancelled. The aggregate amount payable upon surrender of the Certificates (together with any related documentation reasonably requested by the Surviving Corporation as provided in Section 2.6(a)) and delivery of an executed Shareholders’ Representative Authorization Letter, as applicable, which is not paid to Shareholders at the Effective Time on account of such Shareholders’ failure to make such deliveries, shall be paid by Parent to the Escrow Agent and designated as “Shareholder Payment Pending Deliveries,” and the applicable amount of such payment shall be paid by the Escrow Agent to each applicable Shareholder that satisfies the surrender and delivery requirements of Section 2.6(a) after the Effective Time. No interest will be paid or accrued on any amount payable upon surrender of the Certificates (together with any related documentation reasonably requested by the Surviving Corporation as provided in Section 2.6(a)) and the delivery of an executed Shareholders’ Representative Authorization Letter, as applicable. Any Per Share Adjustment Escrow Consideration, Shareholder Payment Pending Deliveries or Per Share Indemnification Escrow Consideration shall be payable as specified in writing by the Shareholders’ Representative to the Escrow Agent. The Shareholders’ Representative shall not be required to direct any payment to any holder of a Certificate who has not surrendered its Certificate (together with any related documentation reasonably requested by the Surviving Corporation as provided in Section 2.6(a)) and delivered an executed Shareholders’ Representative Authorization Letter in accordance with this Section 2.6(b). Parent shall advise the Shareholders’ Representative in writing of the surrender of any Certificate promptly following such surrender.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer, it shall be cancelled and, upon the delivery of a Shareholders’ Representative Authorization Letter to the Shareholders’ Representative (with a copy delivered to Parent) by the holder of such Certificate (together with any related documentation reasonably requested by the Surviving Corporation as provided in Section 2.6(a)), exchanged for the cash amount in escrow to which the holder of the Certificate is entitled pursuant to this Article II, and the Shareholders’ Representative agrees to instruct the Escrow Agent accordingly. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if (i) the Certificate formerly representing such Shares is presented to the Surviving

Confidential Treatment Requested

Corporation or Parent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable (together with any related documentation reasonably requested by the Surviving Corporation as provided in Section 2.6(a)) and (ii) such transferee delivers an executed Shareholders’ Representative Authorization Letter to the Shareholders’ Representative (with a copy delivered to Parent).

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, Parent will pay or cause the payment of an amount (after giving effect to any required tax withholdings) then required to be paid in respect of such Certificate following the delivery of an executed Shareholders’ Representative Authorization Letter by such Person to the Shareholders’ Representative (with a copy to Parent) (together with any related documentation reasonably requested by the Surviving Corporation as provided in Section 2.6(a)).

2.7 Dissenting Shares.

(a) Dissenters’ Rights. Notwithstanding anything to the contrary contained in this Agreement, Shares of Common Stock or Preferred Stock that are held by a Shareholder (or held by a beneficial owner or by a nominee who complies with Section 23B.13.030 of the Act) who, (i) if this Agreement has been approved at the Company Shareholder Meeting, did not vote such shares in favor of the approval of this Agreement and has properly notified the Company of such Shareholder’s intent to demand payment for such Shareholder’s Shares of Common Stock and/or Preferred Stock in accordance with Chapter 23B.13 of the Act (and who has neither effectively withdrawn such demand nor lost his, her or its right of dissent) and (ii) following receipt of a dissenters’ notice from the Company, has demanded payment and taken such other actions required by Chapter 23B.13 of the Act (the “Dissenting Shares”) shall not be converted into or represent the right to receive any Per Share Merger Consideration or, if applicable, any portion of the Preferred Stock Preference Amount pursuant to this Article II or any other provision of this Agreement, and such Shareholder shall be entitled only to such rights as may be granted to such Shareholder by the Act. If after the Effective Time such Shareholder fails to perfect or withdraws or otherwise loses such Shareholder’s right of dissent, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration as provided in this Article II.

(b) Notice of Exercise. The Company shall give Parent (i) prompt notice of any notices of intent to demand payment with respect to any Shares of Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the Act and received by the Company relating to dissenters’ rights and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to the exercise of dissenters’ rights under the Act. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to the exercise of dissenters’ rights or settle or offer to settle any such demands for payment with respect to Dissenting Shares.

Confidential Treatment Requested

(c) Withholding. Parent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any Shareholder or other holder of Shares such amounts as are required to be withheld or deducted under the Code, or any provision of U.S. state or local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, in respect of which such deduction and withholding were made.

ARTICLE III

WORKING CAPITAL

3.1 Closing Date Balance Sheet.

(a) Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Shareholders’ Representative an unaudited consolidated balance sheet for the Company as of the Closing Date (the “Initial Closing Date Balance Sheet”), which shall be prepared by Parent in accordance with GAAP as applied in the Latest Balance Sheet, and a statement setting forth an initial calculation of the Closing Working Capital (the “Initial Closing Working Capital Statement”). Promptly upon the Shareholders’ Representative request, Parent shall make available to the Shareholders’ Representative copies of the work papers and back-up materials used by Parent in preparing the Initial Closing Date Balance Sheet, the Initial Closing Working Capital Statement and such other documents as the Shareholders’ Representative may reasonably request in connection with its review of the Initial Closing Date Balance Sheet and the Initial Closing Working Capital Statement. Any information supplied to the Shareholders’ Representative by Parent to enable the Shareholders’ Representative to review the Initial Closing Date Balance Sheet and the Initial Closing Working Capital Statement shall be maintained by the Shareholders’ Representative in strict confidence and shall not be disclosed to any Person (other than the Shareholders and its and their respective accountants and other representatives who need to know such information) or used by the Shareholders’ Representative or any Shareholder for any purpose, except in each case in connection with the matters specifically covered by this Section 3.1.

(b) The Shareholders’ Representative shall review the Initial Closing Date Balance Sheet and Initial Closing Working Capital Statement during the thirty (30) day period commencing on the date that the Shareholders’ Representative receives the Initial Closing Date Balance Sheet and Initial Closing Working Capital Statement. If the Shareholders’ Representative disagrees with the calculation of Closing Working Capital set forth therein, the Shareholders’ Representative shall, prior to the end of such period, deliver a written notice to Parent (a “Notice of Disagreement”) setting forth its objections in reasonable detail and specifying the adjustments that, in its opinion, should be made to the Initial Closing Date Balance Sheet and the Initial Closing Working Capital Statement in order to accurately calculate Closing Working Capital in accordance with this Agreement (collectively, the “Proposed Adjustments”). To the extent that there are any Proposed Adjustments, Parent shall, no later than fifteen (15) days after receipt of the Proposed Adjustments, notify the Shareholders’ Representative which, if any, of the Proposed Adjustments it accepts and which, if any, of the

Confidential Treatment Requested

Proposed Adjustments it rejects, and the Shareholders’ Representative and Parent shall seek in good faith to resolve any remaining differences in relation to the Proposed Adjustments and to reach agreement in writing on all such Proposed Adjustments.

(c) If the Shareholders’ Representative is satisfied with the Initial Closing Date Balance Sheet and Initial Closing Working Capital Statement (either as originally submitted or after adjustments are agreed upon by Parent and the Shareholders’ Representative in accordance with Section 3.1(b)), or the Shareholders’ Representative fails to deliver a Notice of Disagreement with respect to the Initial Closing Date Balance Sheet and Initial Closing Working Capital Statement within the period specified in the first sentence of Section 3.1(b), then the Initial Closing Date Balance Sheet and the Initial Closing Working Capital Statement (incorporating, if applicable, any agreed adjustments) shall be deemed to constitute the Closing Date Balance Sheet and Closing Working Capital Statement for purposes of this Agreement.

(d) If any of the Proposed Adjustments are not resolved in accordance with Section 3.1(b) (the “Unresolved Adjustments”) within thirty (30) days after Parent’s receipt of the Notice of Disagreement, then the Unresolved Adjustments may be submitted at the request of either the Shareholders’ Representative or Parent to BDO Seidman or another nationally recognized independent accounting firm mutually agreed upon by the Shareholders’ Representative and Parent (the “Accounting Firm”) for arbitration. The scope of the review by the Accounting Firm shall be limited to (i) a determination of whether the portions of the Initial Closing Date Balance Sheet and Initial Closing Working Capital Statement relating to the Unresolved Adjustments were prepared in accordance with GAAP as applied in the Latest Balance Sheet and (ii) based on its determinations of the matters described in clause (i), a final statement of the adjustments (if any) to the Initial Closing Date Balance Sheet and the Initial Closing Working Capital Statement that are necessary with respect to the Unresolved Adjustments in order to comply with the requirements of this Agreement (such statement of adjustments, the “Final Statement of Adjustments”). The Accounting Firm is not to make, or be asked to make, any determination other than as set forth in the preceding sentence. The Shareholders’ Representative and Parent shall use reasonable best efforts to cause the Accounting Firm to render its written decision resolving the matters submitted to it as promptly as practicable after such submission of the Unresolved Adjustments. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.1(d) shall be borne equally by the Shareholders, on the one hand, and Parent, on the other hand. To the extent available (after any payments to Parent hereunder), the fees and expenses of the Accounting Firm borne by the Shareholders shall be distributed from the Adjustment Escrow Amount. All other fees, expenses and costs incurred by the Shareholders or Parent in implementing the provisions of this Section 3.1 shall be borne by the Shareholders or Parent, respectively.

(e) When (i) the Initial Closing Date Balance Sheet and Initial Closing Working Capital Statement are deemed to constitute the Closing Date Balance Sheet and Closing Working Capital Statement pursuant to Section 3.1(c), (ii) the Shareholders’ Representative and Parent reach agreement in writing with respect to the Initial Closing Date Balance Sheet and Initial Closing Working Capital Statement or (iii) the Final Statement of Adjustments is issued by the Accounting Firm in accordance with the procedures set forth in Section 3.1(d), the Initial Closing Date Balance Sheet and Initial Closing Working Capital Statement as so agreed (or deemed agreed) or adjusted by the Final Statement of Adjustments shall constitute the Closing Date

Confidential Treatment Requested

Balance Sheet and Closing Working Capital Statement for purposes of this Agreement, shall be final and binding on all parties, shall have the effect of an arbitral award and shall be used for the adjustment, if any, pursuant to Section 3.1(f).

(f) The Base Purchase Price shall be decreased by the amount (if any) by which (i) the sum of (A) Closing Working Capital as set forth in the Closing Working Capital Statement plus (B) the lesser of (x) $3 million and (y) the product obtained by multiplying the Purchase Amount by 0.85, is less than (ii) the Minimum Closing Working Capital (such amount, the “Working Capital Deficiency”). The Shareholders’ Representative shall cause the amount of the Working Capital Deficiency to be released by the Escrow Agent to Parent by wire transfer of immediately available funds to an account designated by Parent not more than five (5) Business Days after the date on which the Closing Working Capital Statement becomes final and binding on all parties pursuant to Section 3.1(e).

(g) The Base Purchase Price shall be increased by the amount (if any) by which the Closing Working Capital as set forth in the Closing Working Capital Statement is greater than the Minimum Closing Working Capital (such amount, the “Working Capital Excess”). Not more than five (5) Business Days after the date on which the Closing Working Capital Statement becomes final and binding pursuant to Section 3.1(e), Parent shall pay the Shareholders’ Representative the amount of the Working Capital Excess, by wire transfer of immediately available funds to an account designated by the Shareholders’ Representative.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and MergerCo, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

4.1 Organization. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted. The Company is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it or the business transacted by it require such licensing or qualification. The jurisdictions in which the Company is incorporated and licensed or qualified to do business as a foreign corporation are set forth on Schedule 4.1. Except as set forth on Schedule 4.1, the Company has no direct or indirect subsidiaries, either wholly or partially owned, and the Company does not hold, and has never held, any direct or indirect economic, voting or management interest in any Person or directly or indirectly own, or has never owned, any security issued by any Person. Correct and complete copies of the Articles of Incorporation and By-laws (or similar organizational instruments), and all minutes of all meetings (or written consents in lieu of meetings) of the Board of Directors (and all committees thereof) and shareholders, of the Company have been delivered to Parent. Except as set forth in Schedule 4.1, all action taken by the Boards of Directors (and all committees thereof) and shareholders of the Company is reflected in such minutes and written consents.

Confidential Treatment Requested

4.2 Authorization. (a) The Company has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby, subject only to obtaining the Shareholder Approval and the filing of the Articles of Merger. The Company has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes legal, valid and binding obligations of the Company and each of the Company’s Related Agreements constitute (or upon execution and delivery by the Company will constitute) legal, valid and binding obligations of the Company, in each case, enforceable in accordance with their respective terms.

(b) The Board of Directors of the Company has unanimously (i) determined that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) adopted this Agreement and approved the execution and delivery of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby as a “significant business transaction” as provided in Section 23B.19.040 of the Act and (iii) resolved to recommend that this Agreement be approved by the shareholders of the Company. The Board of Directors of the Company has directed that this Agreement be submitted to the holders of Shares for their approval. The only votes of the holders of Shares required to approve this Agreement and approve the transactions contemplated hereby are: (i) the affirmative vote of the holders of a majority of the Shares at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on this Agreement, either in person or by proxy, exists and (ii) the affirmative vote of the holders of a majority of the Preferred Stock, voting together as a single class on an as-converted basis, at a meeting at which a quorum of at least a majority of such Preferred Stock votes entitled to be cast on this Agreement, either in person or by proxy, exists (such approvals together, the “Shareholder Approval”).

(c) No “fair price”, “merger moratorium”, “control share acquisition” or similar anti-takeover statute or regulation, including Section 23B.19 of the Act, is applicable to the Merger or any other transaction contemplated hereby, except for such statutes or regulations as to which all necessary action has been taken by the Company and the Board of Directors of the Company to permit the consummation of the Merger and the other transactions contemplated hereby.

4.3 Consents and Approvals; No Conflicts.

(a) Except as set forth on Schedule 4.3 and other than the Shareholder Approval, no consent, authorization or approval of, filing or registration with, waiver of any right of first refusal or first offer from, or cooperation from, any Governmental Authority or any other Person is necessary in connection with the execution, delivery and performance by the Company of this Agreement and the execution, delivery and performance by the Company of its Related Agreements or the consummation by the Company of the transactions contemplated hereby or thereby.

(b) Except as set forth on Schedule 4.3 and other than the Shareholder Approval, the execution, delivery and performance by the Company of this Agreement and the execution, delivery and performance by the Company of its Related Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not (i) violate any Law applicable to or binding on the Company or any of its assets or properties; (ii) violate or

Confidential Treatment Requested

conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination or acceleration right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of the Company under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract or Permit to which the Company is a party or by which the Company or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any Indebtedness of the Company or Indebtedness secured by any of its assets or properties; or (iv) violate or conflict with any provision of any of the Articles of Incorporation, By-laws (or similar organizational instruments) of the Company.

4.4 Capitalization.

(a) As of the date hereof, there are 18,825,503 Shares issued and outstanding, consisting of 2,131,547 shares of Common Stock, 9,711,175 shares of Series A Preferred Stock, 3,465,344 shares of Series B Preferred Stock, 1,625,111 shares of Series C Preferred Stock and 1,892,326 shares of Series C-1 Preferred Stock. At the Effective Time, the Shares issued and outstanding will consist of: (i) (A) 2,131,547 shares of Common Stock, plus (B) that number of shares of Common Stock that will be issued by the Company in connection with the exercise of Common Stock Equivalents for 1,720,493 shares of Common Stock; (ii) 9,711,175 shares of Series A Preferred Stock; (iii) (A) 3,465,344 shares of Series B Preferred Stock, plus (B) that number of shares of Series B Preferred Stock that will be issued by the Company in connection with the exercise of Preferred Stock Equivalents for 374,999 shares of Series B Preferred Stock; (iv) (A) 1,625,111 shares of Series C Preferred Stock, plus (B) that number of shares of Series C Preferred Stock that will be issued by the Company in connection with the exercise of Preferred Stock Equivalents for 99,008 shares of Series C Preferred Stock; and (v) 1,892,326 shares of Series C-1 Preferred Stock. All of the Shares (x) are validly issued, fully paid and nonassessable, (y) except as set forth on Schedule 4.4(a), are, and when issued were, free of preemptive rights (whether statutory, contractual or otherwise) and (z) were offered and sold in compliance with all applicable federal and state securities Laws. There are no equity securities of the Company held in the treasury of the Company. Except as set forth on Schedule 4.4(a), no equity securities of the Company are currently reserved for issuance for any purpose or upon the occurrence of any event or condition.

(b) The Company does not hold or otherwise have any rights with respect to any equity or debt securities of any Person.

(c) Except as set forth on Schedule 4.4(c), there is no capital stock or any other debt or equity securities or profits interest or similar interests (whether or not such securities or interests have voting rights) of the Company issued or outstanding or any subscriptions, options, warrants, calls, puts, rights, convertible securities, exchangeable securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell, or cause the issuance, transfer or sale of, any capital stock or any other debt or equity securities or profits interest or similar interests (whether or not such securities or interests have voting rights) of the Company. Except as set forth on Schedule 4.4(c), there are no outstanding contractual obligations of the Company that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any capital stock or any other debt or equity securities or profits interest or similar interests of the Company or the management or

Confidential Treatment Requested

operation of the Company. Except for the Shareholders’ rights as holders of Shares, and except for employee benefit plans or bonus arrangements disclosed pursuant to Section 4.13, no Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Company or any component or portion thereof, or any increase or decrease in any of the foregoing.

(d) The stock register of the Company accurately records: (i) the name and address of each Person owning Shares, (ii) the certificate number of each certificate evidencing Shares issued by the Company, (iii) the number of Shares evidenced by each such certificate, (iv) the date of issuance thereof and (v) in the case of cancellation, the date of cancellation.

4.5 Financial Statements; Undisclosed Liabilities; Company Debt; Financial Controls.

(a) The Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly and accurately the consolidated financial position, assets and liabilities of the Company as of the dates thereof and the consolidated results of operations, revenues, expenses and cash flows of the Company for the periods covered thereby. The Financial Statements are in accordance with the books and records of the Company, do not reflect any transactions that are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(b) Except as set forth on Schedule 4.5 or in the Latest Balance Sheet, the Company has no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than trade payables and accrued expenses incurred in the ordinary course of business and consistent with past practice since the date of the Latest Balance Sheet (none of which is Indebtedness and none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

(c) Schedule 4.5 sets forth a correct and complete list of all Company Debt outstanding as of the date hereof and specifies, with respect to each item of Company Debt.

(d) Except as set forth on Schedule 4.5, the Company maintains a system of accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, which involves management or other employees who have a significant role in respect of internal control over financial reporting, are adequately and promptly disclosed to the independent auditors and directors of the Company. The Company has disclosed to Parent any deficiency or weakness described in clause (v) of this Section 4.5(c) that has been reported to the independent auditors or directors of the Company during the past five (5) years.

Confidential Treatment Requested

4.6 No Adverse Effects or Changes.

(a) Except as set forth on Schedule 4.6, since June 30, 2011 the Company has not:

(i)	suffered any Material Adverse Effect;

(ii)	amended or modified its Certificate of Incorporation or By-laws (or equivalent governing documents);

(iii)	taken any action or entered into or authorized any Contract or transaction other than in the ordinary course of business and consistent with past practice;

(iv)	suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance);

(v)	sold, transferred, conveyed, assigned or otherwise disposed of any of its assets or properties or sold, assigned, transferred or licensed any Intellectual Property or adopted any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(vi)	acquired, leased or encumbered any assets outside the ordinary course of business or any assets which are material to the Company or merged or consolidated with any other Person or otherwise acquired (by merger, consolidation, acquisition of securities or assets or otherwise) any corporation, partnership or other business organization or division or any material assets of any other Person;

(vii)	made any loans, advances or capital contributions to, or investments in, any other Person;

(viii)	made any capital improvements or purchases or other capital expenditures, or series of related capital improvements or purchases or other capital expenditures, or entered into any commitment for capital improvements or purchases or other capital expenditures or series of related capital improvements or purchases or other capital expenditures, involving more than $10,000 individually, or more than $50,000 in the aggregate;

(ix)	authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any capital stock or any other debt or equity securities or profits interest or similar interests, or amended any of the terms thereof;

Confidential Treatment Requested

(x)	split, combined or reclassified any capital stock, declared, set aside or paid any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, or redeemed or otherwise acquired any securities of the Company;

(xi)	made any borrowings, incurred any Indebtedness, or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or made any payment or repayment in respect of any Indebtedness or mortgaged, pledged or otherwise caused any of its assets or properties to become subject to a Lien;

(xii)	waived, released or canceled any claims against third parties or debts owing to it, or any rights which have any value;

(xiii)	paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any Proceedings or claims of liability against the Company or any of its directors, officers, employees or agents;

(xiv)	accelerated, terminated, modified, amended, waived or otherwise altered or changed any of the terms or provisions of any Contract, or paid any amount not required by Law or by any Contract;

(xv)	made any change in its accounting systems, policies, principles, practices or methods;

(xvi)	entered into, authorized or permitted any Contract or transaction with any Shareholder or any Affiliate of any Shareholder;

(xvii)	entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, share option, share appreciation right, restricted share, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director, officer or employee or paid any benefit not required by any existing plan and arrangement or entered into any Contract, commitment or arrangement to do any of the foregoing;

(xviii)	made any Tax election or settled or compromised any federal, provincial state, local or foreign Tax liability, surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, prepared any Tax Return in a manner that is not consistent with past practices, or filed any amended material Tax Return or waived or extended the statute of limitations in respect of any such Taxes; or

Confidential Treatment Requested

(xix)	authorized or agreed to do any of the things described in the preceding clauses (i) through (xviii).

4.7 Title to Assets. Except as set forth on Schedule 4.7, the Company (i) has good and marketable title to, and is the lawful owner of, all of the tangible and intangible assets, properties and rights used, or held for use, in connection with its business and all of the tangible and intangible assets, properties and rights reflected in the Financial Statements (other than assets disposed of in the ordinary course of business since the date of such Financial Statements) and (ii) on the Closing Date will have good and marketable title to, and will be the lawful owner of, all of the tangible and intangible assets, properties and rights to be reflected in the Closing Date Balance Sheet, in any case free and clear of any and all Liens other than Permitted Liens.

4.8 Condition and Sufficiency of Assets.

(a) Except as set forth on Schedule 4.8, all of the tangible assets and properties of the Company, whether real or personal, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations.

(b) Immediately after the Closing Date, the Company shall own or have the right to use all the assets, properties and rights (including all Company Intellectual Property) that are currently used in connection with its business. Except as set forth on Schedule 4.8(b), no key personnel that are required for the operation of the Company’s business have informed that Company that they intend to leave the Company’s employment. Such assets, properties and rights (including Company Intellectual Property) and key personnel were sufficient to produce the income for the period ended on December 31, 2011 and the period ended on January 31, 2011, in each case as shown on the income statement for that period set forth in Schedule 1.1A.

4.9 Real Property.

(a) Owned Real Property. The Company owns no real property and has no obligation to purchase any real property.

(b) Leased Real Property.

(i)

Schedule 4.9(b) includes a correct and complete list of all real estate held by the Company under real property leases (the “Leased Real Property”) and all leases covering the Leased Real Property (the “Real Property Leases”). The Leased Real Property constitutes all of the real property interests held by the Company and required for or currently used in connection with the operation of its business as it is presently conducted. All covenants or other restrictions (if any) to which any of the Leased Real Property is subject are being in all respects properly performed and observed, and the Company has received no notice of violation (or

Confidential Treatment Requested

claimed violation) thereof. The Company has delivered to Parent correct and complete copies of all Real Property Leases, together with copies of all reports (if any) of any engineers, environmental consultants or other consultants in its possession or control relating to any of the Leased Real Property.

(ii)	Each separate parcel included in the Leased Real Property has adequate water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections, fire protection, drainage and other public utilities, and has adequate parking facilities that meet all requirements imposed by Laws applicable to or binding on the Company or any of its assets or properties. None of the Leased Real Property is subject to any Lien, easement, right-of-way, building or use restriction, exception, variance, reservation or limitation that might interfere with or impair the present and continued use thereof in the usual and normal conduct of the business and operations of the Company.

(iii)	To the Knowledge of the Company, there is no pending, threatened or proposed Proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Leased Real Property.

(iv)	All of the Real Property Leases are in full force and effect, valid and enforceable in accordance with their respective terms. The Company has received no notice of any dispute, claim, event of default or event that constitutes or would constitute (with notice or lapse of time or both) a default under any Real Property Lease. All rent and other amounts due and payable with respect to the Real Property Leases have been paid through the date of this Agreement and all rent and other amounts due and payable with respect to the Real Property Leases on or prior to the Closing Date shall have been paid prior to the Closing Date. Except as set forth in Schedule 4.9(b), none of the Real Property Leases are expected to expire or terminate during the year following the Closing Date. Except as set forth in Schedule 4.9(b), there are no indications that the landlord with respect to any Real Property Lease would refuse to renew such lease upon expiration of the period thereof.

4.10 Computer System. Except as set forth on Schedule 4.10, all computer hardware and information technology software and related equipment and materials used by the Company in its businesses (collectively, the “Computer System”) are in good working order and condition; the Company has not experienced any significant defect in design, workmanship or material of the Computer System, and the Computer System has the performance capabilities, characteristics and functions necessary to the conduct of the business and operations of the Company. To the Knowledge of the Company, the use of the Computer System by the Company (including any software modifications) (i) has not violated or infringed upon and will not violate or infringe

Confidential Treatment Requested

upon the rights of any third parties and (ii) has not resulted in and will not result in the termination of any maintenance, service or support agreement relating to any part of the Computer System or any reduction in the services provided to the Company, warranties available to the Company or rights of the Company thereunder. To the Knowledge of the Company, the Company has full and adequate user and service documentation for the Computer System.

4.11 Intellectual Property.

(a) Schedule 4.11 is a correct and complete list of all Intellectual Property owned by the Company (the “Owned Intellectual Property”), all Intellectual Property licensed to the Company (the “Licensed Intellectual Property”) and all Contracts providing for the license of the Company Intellectual Property or otherwise relating to the Company Intellectual Property.

(b) Except as set forth on Schedule 4.11, all of the Owned Intellectual Property is owned only by the Company, and where registered, the Company is the only owner of record in all patent, trademark and copyright offices, free and clear of any and all Liens, and none of the Owned Intellectual Property is subject to any license, royalty or other agreement. Except as set forth on Schedule 4.11, the Company has not granted any license or agreed to pay or receive any royalty in respect of any of the Company Intellectual Property. Subject to obtaining the consents set forth on Schedule 4.3, the Company Intellectual Property will be available for use by the Company on substantially identical terms immediately after the Closing as were applicable to the Company immediately prior to the consummation of the Closing. All necessary registration, maintenance and renewal fees have been paid in full, and all necessary documents have been filed, for the purposes of maintaining the registered Owned Intellectual Property.

(c) Except as set forth on Schedule 4.11:

(i)	the Company has not received any notice of any claim that challenges the validity or enforceability of the Company Intellectual Property or any of the rights of the Company therein;

(ii)	none of the Company Intellectual Property has been or is the subject of any pending or threatened Proceeding claim of infringement and, to the Knowledge of the Company, there is no basis for making any such claim;

(iii)	there is no pending or threatened Proceeding, and there has never been any such Proceeding, involving the Company, and the Company has not received any notice that the Company Intellectual Property infringes, dilutes, misappropriates or otherwise violates any rights of any third party, and to the Knowledge of the Company there is no basis for making any such claim;

(iv)	the Company has the right and authority to use all items of the Company Intellectual Property in connection with the operation and conduct of its business in the manner presently operated and conducted without the payment of any license fee, royalty or similar charge;

Confidential Treatment Requested

(v)	to the Knowledge of the Company, there is no infringement, dilution, misappropriation or otherwise improper use of the Company Intellectual Property by any Person; and

(vi)	to the Knowledge of the Company, the Company owns or possesses adequate rights in perpetuity in and to all Intellectual Property necessary to conduct its business as presently conducted.

(d) The Company has been diligent in its efforts to keep the confidentiality of the trade secrets and confidential information included in the Company Intellectual Property.

(e) All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception or development of the Company Intellectual Property on behalf of Company either (i) have been party to a “work-for-hire” arrangement or agreement with the Company, in accordance with applicable Laws, that has transferred the creator’s right to the Company as “author” under applicable copyright law or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective, and exclusive ownership of all tangible and intangible property and all Intellectual Property rights thereby arising.

4.12 Contracts.

(a) Schedule 4.12 is a true, correct and complete list of all the Contracts of the following types to which the Company is a party or by which it is bound, or to which any of its assets or properties is subject:

(i)	any Contract which either (i) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $25,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $25,000, or (ii) has a term of, or requires the performance of any obligations by any party over a period in excess of, 12 months;

(ii)	any Contract pursuant to which any third party agrees to perform any services for the Company that are required to be performed by the Company under any other Contract;

(iii)	any collective bargaining agreement;

(iv)	any Contract of any kind with any employee, officer or director of the Company, any of the respective Affiliates of such individuals or any other Affiliate of the Company, or any Contract or other arrangement of any kind with any Shareholder or any Affiliates of any Shareholder;

(v)	any Contract with a sales representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;

Confidential Treatment Requested

(vi)	any Contract pursuant to which the Company has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(vii)	any indenture, credit agreement, loan agreement, note, mortgage, security agreement, loan commitment or other Contract relating to Indebtedness, an extension of credit or financing;

(viii)	any Contract involving a partnership, joint venture or other cooperative undertaking;

(ix)	any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of the Company;

(x)	any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or the Company is granted the authority to act for or on behalf of any Person;

(xi)	any Contract, whether or not fully performed, relating to any acquisition or disposition of any capital stock or other debt or equity securities or profits interests or similar interests of the Company or any predecessor in interest of the Company, or any acquisition or disposition of any Person, division, line of business, material assets or real property;

(xii)	any Contract not made in the ordinary course of business which is to be performed in whole or in part at or after the date of this Agreement;

(xiii)	any Contract pursuant to which the Company is obligated to provide any customer with equal or preferred pricing terms as compared to the pricing terms offered by the Company to any or all of the other customers of the Company;

(xiv)	any Contract that requires the payment of royalties, commissions, finders’ fees or similar payments;

(xv)	any assignment, license, indemnification agreement or other Contract with respect to any Company Intellectual Property;

(xvi)	any Contract with any Governmental Authority; and

(xvii)	any Contract not specified above that is material to the Company.

(b) The Company has delivered to Parent true, correct and complete copies of each document listed on Schedules 4.11 and 4.12 and a written description of each oral arrangement so listed. The Company has delivered or made available to Parent true, correct and complete copies of each form used by the Company in the conduct of its business.

Confidential Treatment Requested

(c) Except as set forth on Schedule 4.12: the Company has not breached any provision of, or is in default under the terms of, any Contract to which it is a party or under which it has any rights or by which it is bound; no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a breach of, or a default under, any such Contract by the Company; and, to the Knowledge of the Company, no other party to any such Contract has breached any provision of, or is in default under the terms of, any such Contract. Each of the Contracts listed or required to be listed on Schedules 4.11 and 4.12 are in full force and effect and constitute the valid and binding obligation of the Company and, to the Knowledge of the Company, the other party(ies) thereto in accordance with its terms. The Company has not repudiated any such Contract or given any notice that it intends to terminate any such Contract.

4.13 Employee Benefit Plans.

(a) Except as listed on Schedule 4.13, neither the Company nor any of its ERISA Affiliates is a party to, participates in or has any liability or contingent liability with respect to:

(i)	any “employee welfare benefit plan” or “employee pension benefit plan” as those terms are respectively defined in sections 3(1) and 3(2) of ERISA, other than a “multiemployer plan” (as defined in section 3(37) of ERISA) (referred to collectively hereinafter as “Plans”);

(ii)	any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an “employee benefit plan” (as defined in section 3(3) of ERISA) (referred to collectively hereinafter as “Arrangements”); or

(iii)	any employment agreement (referred to collectively hereinafter as “Employment Agreements”).

(b) Except as provided on Schedule 4.13, a true, correct and complete copy of each of the Plans, Arrangements and Employment Agreements listed on Schedule 4.13 (collectively, the “Benefit Plans”), including all trust agreements, insurance contracts, administration contracts, investment management agreements and record-keeping agreements, each as in effect on the date hereof, has been furnished or made available to Parent. In the case of any Benefit Plan that is not in written form, Parent has been supplied with an accurate description of such Benefit Plan as in effect on the date hereof. True and complete copies of the (i) most recently filed Form 5500 series and all schedules thereto, (ii) most recent summary plan description and (iii) most recently issued IRS determination letter with respect to each Plan, to the extent applicable, have been furnished or made available to Parent, and there have been no material changes in the financial condition in the respective Benefit Plans from that stated in the most recently filed Form 5500 and the schedules thereto.

Confidential Treatment Requested

(c) As to all Benefit Plans:

(i)	all Benefit Plans have been administered in form and in operation in all material respects with all requirements of Law applicable thereto, and there has been no notice issued by any Governmental Authority questioning or challenging such compliance;

(ii)	all Benefit Plans that are employee pension benefit plans (as defined in section 3(2) of ERISA) comply in form and in operation with all applicable requirements of sections 401(a) and 501(a) of the Code; there have been no amendments to such plans which are not the subject of a determination letter issued with respect thereto by the IRS; and no event has occurred which will or could give rise to disqualification of any such plan under such sections or to a Tax under section 511 of the Code;

(iii)	none of the assets of any Benefit Plan is invested in “employer securities” or “employer real property” within the meaning of Section 407 of ERISA;

(iv)	there have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Benefit Plan and the Company has not otherwise engaged in any prohibited transaction;

(v)	there has been no act or omission which has given rise to or may give rise to fines, penalties, taxes or related charges under sections 502(c), 502(i), 502(l) or 4071 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its ERISA Affiliates may be liable;

(vi)	except as set forth on Schedule 4.13, none of the payments contemplated by the Benefit Plans would, in the aggregate, constitute excess parachute payments as defined in section 280G of the Code (without regard to subsection (b)(4) thereof);

(vii)	except as set forth on Schedule 4.13, the Company’s execution of, and performance of the transactions contemplated by, this Agreement will not constitute an event under any Benefit Plan that will result in any material payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits;

(viii)	there are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving the Benefit Plans or the assets thereof and, to the Knowledge of the Company, no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits);

(ix)	no Benefit Plan is subject to Title IV of ERISA; and

Confidential Treatment Requested

(x)	neither the Company nor any of its ERISA Affiliates has any liability or contingent liability under any Benefit Plan for providing post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B (or any predecessor section thereto) of the Code.

(d) Neither the Company nor any of its ERISA Affiliates is a party to, participates in, contributes to, has contributed to or has any liability or contingent liability with respect to any multiemployer plan (as defined in section 3(37) of ERISA).

4.14 Employment and Labor Matters. Schedule 4.14 contains a correct and complete list of the names, titles or job descriptions, full-time or part time status, annual compensation or hourly rate schedule and all bonuses and similar payments made with respect to each such individual for the preceding fiscal year for all directors, officers and employees of the Company. The Company has and currently is conducting its business in compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. Except as set forth on Schedule 4.14, the relationships of the Company with its employees are good and there is, and since January 1, 2009 there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty pending or threatened against or involving the Company. Except as set forth on Schedule 4.14, none of the employees of the Company is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made or since January 1, 2009 has been made to organize any employees of the Company to form or enter a labor union or similar organization.

4.15 Taxes.

(a) All Tax Returns have been filed for the Company, and all other filings in respect of Taxes have been made for the Company, for all periods through and including the Closing Date as required by applicable Law. Each such Tax Return and filing is accurate and complete and the Company has not or will not have any additional liability for Taxes with respect to any Tax Return or other filing heretofore filed or which was required by Law to be filed. All Taxes and estimated Taxes owed by the Company have been paid for all periods through and including the Closing Date as required by applicable Law. The amounts provided as a current liability on the Financial Statements for all Taxes are, and on the Closing Date Balance Sheet for all Taxes will be, adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the date thereof or to any periods prior thereto and for which the Company may be directly or contingently liable in its own right or as a transferee of the assets of, or a successor to, any Person. Except as set forth in Schedule 4.15, none of the Tax Returns or other filings that include the operations of the Company has ever been audited or investigated by any Governmental Authority, and no facts exist which would constitute grounds for the assessment of any additional Taxes by any Governmental Authority with respect to the taxable years covered in such Tax Returns and filings. Except as set forth in Schedule 4.15, no material issues have been raised in any examination by any Governmental Authority with respect to the business and operations of the Company which, by application of similar principles, reasonably could be expected to result in a

Confidential Treatment Requested

proposed adjustment to the liability for Taxes for any other period not so examined, and no position has been taken on any Tax Return with respect to the business or operations of the Company for a taxable year for which the statute of limitations for the assessment of any Tax with respect thereto has not expired that is contrary to any publicly announced position of a Governmental Authority or that is substantially similar to any position which a Governmental Authority has successfully challenged in the course of an examination of a Tax Return of the Company or any other taxpayer.

(b) All Taxes which the Company is required by Law to withhold or collect, including sales and use Taxes, and amounts required to be withheld for Taxes of employees and other withholding Taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose. All information returns required to be filed by the Company prior to the Closing Date have been filed, and all statements required to be furnished to payees by the Company prior to the Closing Date have been furnished to such payees, and the information set forth on such information returns and statements is accurate and complete.

(c) The Company has not incurred any Tax liabilities other than in the ordinary course of business for any taxable year for which the applicable statute of limitations has not expired; there are no Tax Liens (other than Liens for current Taxes not yet due and payable) upon the properties or assets of the Company. The Company has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes.

(d) No Shareholder is a “foreign person” as defined in section 1445(f)(3) of the Code.

(e) Except as set forth in Schedule 4.15, the Company is not a party to or otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before the Closing Date, and a corresponding recognition of taxable income or gain in a taxable period ending after the Closing Date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

(f) Except as set forth in Schedule 4.15, the Company is not subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for Federal income tax purposes. The Company is not a party to any tax sharing agreement.

(g) None of the assets of the Company constitute tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code, and none of the assets reflected on the Financial Statements is subject to a lease, safe harbor lease or other arrangement as a result of which the Company is not treated as the owner for Federal income tax purposes.

(h) Except as set forth in Schedule 4.13 or Schedule 4.15, the Company has not made or become obligated to make, and the Company will not as a result of any event connected with any transaction contemplated herein become obligated to make, any payments that could be nondeductible by reason of section 280G or 162(m) of the Code.

Confidential Treatment Requested

(i) The basis of all depreciable or amortizable assets of the Company, and the methods used in determining allowable depreciation or amortization (including cost recovery) deductions of the Company, are correct and in compliance with the Code and the regulations thereunder.

(j) The Company is not required to include in income any adjustment pursuant to section 481(a) of the Code, for any period after the Closing Date, by reason of any voluntary or involuntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method).

(k) The Company does not have or could not have any liability for Taxes of any Person other than itself under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

(l) The Company has not filed a consent pursuant to section 341(f) of the Code (or any predecessor provision) or agreed to have section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in section 341(f)(4) of the Code) owned by the Company.

(m) The Company has not requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would affect any taxable period after the Closing Date.

(n) In the past five (5) years, the Company has not been a party to a transaction that has been reported as a reorganization within the meaning of section 368 of the Code, or distributed as a corporation (or been distributed) in a transaction that is reported to qualify under section 355 of the Code.

(o) The Company has not engaged in a transaction that would be reportable by or with respect to the Company pursuant to sections 6011, 6111, or 6112 of the Code.

(p) No claim has been made in writing to the Company or with respect to the Company’s business by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to Tax by such jurisdiction.

4.16 Compliance with Laws; No Improper Payments; Internal Compliance.

(a) The Company is in compliance in all material respects with all Laws applicable to or binding on the Company or any of its assets or properties, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a material violation under any such Law. No notice from any Governmental Authority has been received by the Company claiming any material violation of any Law or requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty.

(b) Without limiting the generality of the foregoing, (i) neither the Company, any director, officer, employee, agent or representative of the Company nor any Person acting on behalf of any of them, has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (ii) no contributions have been

Confidential Treatment Requested

made by or on behalf of the Company, directly or indirectly, to a domestic or foreign political party or candidate, (iii) no improper foreign payment (as defined in the Foreign Corrupt Practices Act of 1977, as amended) has been made and (iv) the internal accounting controls of the Company are adequate to detect any of the foregoing.

(c) There has been no violation of or non-compliance with any of the code of business conduct, ethics or other similar internal policies of the Company.

4.17 Environmental Matters. Except as set forth in Schedule 4.17:

(a) the Company is in compliance in all material respects with all Environmental Laws, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a material violation of or give rise to any material liability, obligation or Lien under any Environmental Law;

(b) the Company is in possession of all Environmental Permits, if any, required for the conduct or operation of their respective businesses (or any part thereof), and are in compliance in all material respects with all of the requirements and limitations included in such Environmental Permits;

(c) there are no, and the Company has not used or stored any, Hazardous Substances in, on, or at any of the Leased Real Property, and no Hazardous Substances have been used in the construction or repair of, or any alterations or additions to, any of the Leased Real Property;

(d) no notice from any Governmental Authority or any other Person has been received by the Company claiming that any aspect of the business, operations or facilities of the Company is in violation of any Environmental Law or Environmental Permit, or that the Company is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location;

(e) the Company has not deposited or incorporated any Hazardous Substances into, on, beneath or adjacent to any property; and

(f) the Company is not the subject of any pending or, to the Knowledge of the Company, threatened Proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties or other potential liability under, or with respect to violations of, any Environmental Law.

4.18 Litigation.

(a) Except as set forth in Schedule 4.18, there are no Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its officers, directors, employees, agents or shareholders in their capacity as such, or any of its properties or its business, and, to the Knowledge of the Company, there are no facts or circumstances which may give rise to any of the foregoing. Except as set forth on Schedule 4.18, all of the Proceedings, pending or threatened, against the Company are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties), subject to such deductibles as are set forth in Schedule 4.18. Except as set

Confidential Treatment Requested

forth in Schedule 4.18, the Company is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. The Company has not entered into any agreement to settle or compromise any Proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which the Company has any continuing obligation.

(b) There are no Proceedings pending, or to the Knowledge of the Company, threatened by or against the Company with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and to the Knowledge of the Company, there is no reason to believe that there is a valid basis for any such Proceeding.

4.19 Accounts Receivable; Advances and Warranties. Schedule 4.19 contains a correct and complete aging schedule of all Accounts Receivable as of January 31, 2012 and all loans and advances by the Company to third parties (“Advances”) as of January 31, 2012. Except as set forth on Schedule 4.19, (i) each Account Receivable represents a sale made in the ordinary course of business and arose pursuant to an enforceable Contract for a bona fide sale of goods or for services performed, and the Company has performed all of its obligations to deliver the goods or perform the services to which such Account Receivable relates and (ii) to the Knowledge of the Company, no Account Receivable or Advance is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof. Except as reserved against in the Closing Date Balance Sheet, to the Knowledge of the Company, all Accounts Receivable and Advances recorded on the Closing Date Balance Sheet will be collectible in full within ninety (90) days of their origination. Claims made under warranties covering goods sold or services provided by the Company prior to the Closing will not, to the Knowledge of the Company, exceed the warranty reserve recorded on the Closing Date Balance Sheet.

4.20 Permits. Schedule 4.20 sets forth a true, correct and complete list of all Permits held by the Company. The Company has not received any notice that any such Permit may be revoked or canceled, and, to the Knowledge of the Company, all the Permits so listed are in full force and effect. To the Knowledge of the Company, except for the Permits listed on Schedule 4.20, there are no Permits, whether federal, provincial, state, local or foreign, which are necessary for the lawful operation of the business of the Company.

4.21 Insurance.

(a) Schedule 4.21 contains a true, correct and complete list of all material policies of insurance owned held by the Company, and the Company has heretofore delivered or made available to Parent correct and complete copies of all such policies. All such policies are valid, in full force and effect and enforceable, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received by the Company with respect to any such policy. Except as set forth in Schedule 4.21, the Company has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

Confidential Treatment Requested

(b) The Company has furnished or made available to Parent a correct and complete list of all claims which have been made by the Company since January 1, 2011, under any workers’ compensation, general liability, property or other insurance policy applicable to the Company or any of its assets or its business. Except as set forth on such list, there are no pending or threatened claims under any insurance policy.

4.22 Capital Improvements. Schedule 4.22 describes all the capital improvements or purchases or other capital expenditures which the Company has committed to or contracted for and which have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

4.23 No Conflict of Interest. Except as set forth on Schedule 4.23, neither any Shareholder nor any Affiliate of the Shareholder has any direct or indirect interest in any tangible or intangible property used or held for use in the business of the Company, except for the Shareholders as holders of the Shares. Except as set forth on Schedule 4.23, neither any Shareholder nor any Affiliate of any Shareholder, to the Knowledge of the Company, has any direct or indirect interest in any Person which conducts a business similar to, has any Contract or arrangement with, or does business or is involved in any way with, the Company, except for the ownership of less than one percent (1%) of the outstanding stock of any publicly held corporation.

4.24 Bank Accounts. Schedule 4.24 sets forth a correct and complete list of the names and locations of each bank or other financial institution at which the Company has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Company and a summary statement thereof.

4.25 Customers.

(a) Schedule 4.25 sets forth:

(i)	a correct and complete list of the one hundred (100) largest customers of the Company, taken as a whole, in terms of revenue received by the Company during each of the 2009, 2010, and 2011 fiscal years (collectively, the “Major Customers”), showing the total revenue received in each such period from each such customer; and

(ii)	a correct and complete report of customer churn during each of the 2009, 2010, and 2011 fiscal years and the portion of fiscal year 2012 prior to the date of this Agreement.

(b) Except as set forth in Schedule 4.25, since January 1, 2011, there has been no adverse change in the business relationship, and there has been no material dispute, between the Company, on the one hand, and any Major Customer, on the other hand, and, to the Knowledge of the Company, there are no indications that there will be any such adverse change or dispute or that any Major Customer intends to reduce its purchases from, or sales to, the Company.

Confidential Treatment Requested

4.26 Brokers. The Company has not used any broker or finder in connection with the transactions contemplated by this Agreement or the Related Agreements, and neither Parent nor any Affiliate of Parent (including the Company after the Closing) has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by the Company in connection with any of the transactions contemplated by this Agreement or the Related Agreements.

4.27 Services. To the Knowledge of the Company, all services delivered or performed by the Company have been in conformity in all material respects (within standard industry tolerances) with (a) all applicable Laws, (b) all commitments under applicable Contracts and (c) all express warranties.

4.28 [Intentionally Omitted.]

4.29 Reports. The Company has filed all material reports, registrations and statements, together with any material amendments required to be made with respect thereto, that each was required to file since January 1, 2009 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. All such reports, registrations and statements complied in all material respects with applicable regulatory requirements, and none of such reports, registrations or statements, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.30 Accuracy of Statements. Neither this Agreement nor any schedule or certificate or any other document or information furnished or to be furnished by or on behalf of the Company to Parent or any representative or Affiliate of Parent in connection with this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. The disclosure schedule numbers referenced in this Article IV correspond to the numbered and lettered sections contained in this Article IV, and the information disclosed in any schedule shall qualify other sections or subsections of this Article IV to the extent it is apparent from a reading of the applicable schedule that such disclosure is applicable to such other sections or subsections.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

5.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted. MergerCo is a corporation duly organized, validly existing and in good standing

Confidential Treatment Requested

under the laws of Washington, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted.

5.2 Authorization. Each of Parent and MergerCo has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and MergerCo of this Agreement and its Related Agreements, and the consummation by each of Parent and MergerCo of the transactions contemplated hereby and thereby, have been duly and validly approved by the board of directors, and no other proceedings on the part of Parent or MergerCo are necessary to authorize this Agreement, their Related Agreements and the transactions contemplated hereby and thereby. Each of Parent and MergerCo has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes legal, valid and binding obligations of each of Parent and MergerCo and their respective Related Agreements upon execution and delivery by Parent or MergerCo (as applicable) will constitute legal, valid and binding obligations of them, in each case, enforceable in accordance with their respective terms.

5.3 Consents and Approvals; No Conflicts.

(a) No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Parent and MergerCo of this Agreement and their Related Agreements and the consummation by Parent of the transactions contemplated hereby and thereby, except where the failure to obtain any consent, authorization, approval or cooperation or make any filing or registration could not reasonably be expected to have a material adverse effect on the financial condition of Parent or Parent’ and MergerCo’s ability to consummate the transactions contemplated hereby or thereby.

(b) The execution, delivery and performance by each of Parent and MergerCo of this Agreement and its Related Agreements, and the consummation by each of Parent and MergerCo of the transactions contemplated hereby and thereby, do not and will not (i) violate any Law applicable to or binding on it or any of its assets or properties; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination or acceleration right) under, permit cancellation of, result in the creation of any Lien upon any of its assets or properties of it under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract or Permit to which it is a party or by which it or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any of its Indebtedness or Indebtedness secured by its assets or properties; or (iv) violate or conflict with any provision of its Certificate of Incorporation or By-laws (or similar organizational instruments), except for violations, conflicts, breaches, terminations, defaults, additional rights, cancellations or Liens that could not reasonably be expected to have a material adverse effect on the financial condition of Parent or Parent’s or MergerCo’s ability to consummate the transactions contemplated hereby or thereby.

Confidential Treatment Requested

5.4 Sufficiency of Funds. Parent has funds sufficient to pay, or to cause MergerCo to pay, the Base Purchase Price in cash.

5.5 Brokers. Neither Parent, MergerCo nor any of their respective Affiliates has used any broker or finder in connection with the transactions contemplated by this Agreement or the Related Agreements, and no Shareholder nor any Affiliate of any Shareholder has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Parent, MergerCo or any of their respective Affiliates in connection with any of the transactions contemplated by this Agreement or the Related Agreements.

5.6 Investment Intent. Parent is consummating the Merger and acquiring the Company for its own account, for investment purposes only and not with a view toward, or for resale in connection with, any distribution thereof, nor with any present intention of distributing or selling any shares in the Surviving Corporation in violation of the federal securities Laws or any applicable foreign or state securities Law; provided, that the disposition of the shares in the Surviving Corporation shall at all times remain within the sole discretion and control of Parent. Parent understands that the acquisition of the Company pursuant to the terms of this Agreement involves substantial risk. Parent can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Parent is capable of evaluating the merits and risks of its investment in the Company to be acquired by it pursuant to the transactions contemplated hereby.

5.7 No Other Representations. Notwithstanding anything in this Agreement to the contrary, Parent and MergerCo understand and agree that neither the Company nor any other Person has made, and none of them are making, any representation or warranty whatsoever, express or implied, with respect to the Company, its business, the transactions contemplated by this Agreement or any other matter, other than those representations and warranties of the Company expressly set forth in Article IV.

ARTICLE VI

COVENANTS

6.1 Access to Information and Facilities. From and after the date of this Agreement until the Closing Date, the Company shall (i) upon reasonable notice to the Company, give Parent and Parent’s representatives reasonable access to all of the facilities, properties, books, records and Contracts of the Company, (ii) upon reasonable notice to the Company, make the officers and employees of the Company available to Parent and its representatives as Parent and its representatives shall from time to time reasonably request and (iii) furnish Parent and its representatives with any and all information concerning the Company which Parent or its representatives reasonably request.

6.2 Conduct of Business. From the date of this Agreement until the Closing Date, the Company shall (i) operate only in the ordinary course of business consistent with past practice, (ii) preserve intact the present business organization and personnel of the Company, (iii) preserve the good will and advantageous relationships of the Company with customers, suppliers,

Confidential Treatment Requested

employees, independent contractors and other Persons material to the operation of their respective businesses and (iv) not permit any action or omission which would cause any of the representations or warranties in Article IV to become inaccurate or any of the covenants of the Company to be breached. Without limiting the generality of the foregoing, except as set forth in Schedule 6.2, prior to the Closing the Company shall not without the prior written consent of Parent:

(i)	incur any obligation or enter into any Contract that would be required to be disclosed on Schedule 4.11 or 4.12;

(ii)	amend or modify the Certificate of Incorporation or By-laws of the Company;

(iii)	sell, transfer, convey, assign or otherwise dispose of any of its assets or properties or sell, assign, transfer or license any Intellectual Property or adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(iv)	acquire, lease or encumber any assets outside the ordinary course of business or any assets which are material to the Company or merge or consolidate with any other Person or otherwise acquire (by merger, consolidation, acquisition of securities or assets or otherwise) any corporation, partnership or other business organization or division or any material assets of any other Person;

(v)	make any loans, advances or capital contributions to, or investments in, any other Person;

(vi)	make any material capital improvements or purchases or other material capital expenditures, or material series of related capital improvements or purchases or other capital expenditures, or enter into any new commitment for material capital improvements or purchases or other capital expenditures or material series of related capital improvements or purchases or other capital expenditures;

(vii)	authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any capital stock or any other debt or equity securities or profits interest or similar interests, or amend any of the terms thereof;

(viii)	split, combine or reclassify any capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any securities of the Company;

Confidential Treatment Requested

(ix)	make any borrowings, incur any new Indebtedness, or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or otherwise cause any of its assets or properties to become subject to a material Lien;

(x)	waive, release or cancel any material claims against third parties or debts owing to it, or any rights which have any material value;

(xi)	pay any material amount or agree to pay any material amount or perform any obligation in settlement or compromise of any Proceedings or claims of liability against the Company or any of its directors, officers, employees or agents;

(xii)	accelerate, terminate, modify, amend, waive or otherwise alter or change any of the terms or provisions of any material Contract, or pay any material amount not required by Law or by any Contract;

(xiii)	make any change in its accounting systems, policies, principles, practices or methods;

(xiv)	enter into, authorize or permit any Contract or transaction with any Shareholder or any Affiliate of any Shareholder;

(xv)	enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, share option, share appreciation right, restricted share, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan and arrangement or entered into any Contract, commitment or arrangement to do any of the foregoing;

(xvi)	make any Tax election or settle or compromise any federal, provincial state, local or foreign Tax liability, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, prepare any Tax Return in a manner that is not consistent with past practices, or file any amended material Tax Return or waive or extend the statute of limitations in respect of any such Taxes; or

(xvii)	authorize or agree to do any of the things described in the preceding clauses (i) through (xvi).

Confidential Treatment Requested

6.3 Consents and Approvals.

(a) On the terms and subject to the conditions hereof, each party shall take all action required of it to fulfill its obligations under the terms of this Agreement and shall otherwise use all commercially reasonable efforts to facilitate the consummation of the transactions contemplated by this Agreement and the Related Agreements. Each party agrees that unless this Agreement is terminated in accordance with the provisions of Section 9.1, it will not take any action that would have the effect of preventing or impairing the performance by it of its obligations under this Agreement.

(b) From the date of this Agreement until the Closing Date, each party shall use all commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, including, with respect to the Company, all consents and approvals by each party to any of the Contracts referred to in Schedule 4.3. The Company shall promptly make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of the Company to any applicable Law or Contract in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

6.4 Resignations. Prior to the Closing Date, the Company shall cause each officer and member of the Board of Directors (or equivalent governing body), and each non-corporate trustee or fiduciary of any plan or arrangement involving employee benefits of, the Company to tender his or her resignation from such position effective as of the Closing by delivering a resignation and release substantially in the form attached hereto as Schedule 6.4.

6.5 Shareholder Approval. The Company shall duly call, give notice of, convene and hold a meeting of the holders of Shares for the purpose of voting upon the approval of this Agreement (the “Shareholders’ Meeting”) and shall use its reasonable best efforts to hold the Shareholders’ Meeting as promptly as practicable after the date hereof (and in no event later than thirty (30) days after the mailing of the Proxy Statement). Promptly following the execution of this Agreement, the Company shall prepare, and Parent shall, if requested by the Company, cooperate with the Company in preparing, a proxy statement relating to the Shareholders’ Meeting (together with any amendments thereof and supplements thereto, the “Proxy Statement”). As promptly as practicable after the execution of this Agreement, the Company shall mail the Proxy Statement to the holders of Shares, and the Proxy Statement shall contain the recommendation of the Board of Directors of the Company that the holders of Shares vote to approve this Agreement (and in no event later than twenty (20) days after the date hereof). The Company shall provide Parent and its counsel a reasonable opportunity to review the Proxy Statement and shall reasonably consider Parent’s reasonable comments to the Proxy Statement prior to mailing the Proxy Statement to the holders of Shares. The Company shall ensure that the notice for the Shareholders’ Meeting complies with the Act, including a statement of a holder of Shares’ right to assert dissenters’ rights under the Act and shall be accompanied by a copy of RCW Chapter 23B.13 of the Act. The Company shall promptly correct any information in the Proxy Statement that becomes false or misleading in any material respect and shall take all reasonable steps to cause the Proxy Statement, as so corrected, to be disseminated to holders of Shares. The Company shall use its reasonable best efforts to solicit from holders of Shares proxies in favor of approval of this Agreement and shall take all other actions necessary or advisable to secure the vote or proxy of holders of Shares required to approve this Agreement.

Confidential Treatment Requested

6.6 Insurance. From the date of this Agreement until the Closing Date, the Company shall continue to carry its existing insurance through the Closing Date, and shall not allow any breach, default termination or cancellation of such insurance policies or agreements to occur or exist.

6.7 Tax Matters.

(a) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all (i) taxable years ending on or prior to the Closing Date that are filed after the Closing Date, (ii) taxable years beginning prior to the Closing Date and ending after the Closing Date, and (iii) taxable years beginning after the Closing Date. Parent shall provide to Shareholders’ Representative for review and comment each Tax Return described in clauses (i) and (ii) above (it being understood that Parent may redact any delivered Tax Return relating to clause (ii) to the extent information relates to periods after the Closing Date) at least fifteen (15) days prior to the due date for filing such return (or, if required to be filed within fifteen (15) days of the Closing Date, as soon as reasonably practicable following the Closing). The Shareholders shall reimburse Parent for Taxes paid in clauses (i) and (ii) above within fifteen (15) days after payment by Parent or an Affiliate of Parent to the extent such Taxes are subject to their obligation to indemnify Parent pursuant to Section 6.7(d).

(b) For purposes of allocating liability for Taxes under Section 6.7(d), in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”): (i) real, personal and intangible property Taxes (“Property Taxes”) of the Company allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) Taxes (other than Property Taxes) of the Company allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

(c) The Shareholders shall be responsible for all sales, use and transfer Taxes, including any value added, stock transfer, gross receipts, stamp duty and real, personal, or intangible property transfer Taxes (“Transfer Taxes”), arising from the transactions contemplated hereby or by the Related Agreements, including any interest or penalties in respect thereof.

(d) From and after the Closing Date, the Shareholders shall severally and proportionately indemnify Parent and the Company against, and hold them harmless from: (i) any and all Taxes of the Company attributable to any Pre-Closing Tax Period; (ii) all Taxes of any Person for which the Company may be liable under Treasury Regulation §1.1502-6 (or any similar provision of provincial, state, local or foreign law), as a transferee or successor, by contract, or otherwise; and (iii) all Transfer Taxes allocated to the Shareholders under Section 6.7(c).

Confidential Treatment Requested

(e) After the Closing, upon reasonable written notice, Parent and Shareholders’ Representative shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Company (including access to books and records) as is reasonably requested for the filing of all Tax Returns, and making of an election related to Taxes, the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit or proceeding related to any Tax Return.

(f) Procedures Relating to Tax Claims.

(i)	After the Closing, Parent, on the one hand, and the Shareholders’ Representative, on the other hand (the “Recipient”), shall promptly notify the other party in writing upon receipt by the Recipient or any of its Affiliates or, in the case of the Shareholders’ Representative, any Shareholder or any Affiliate of any Shareholder of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative judicial proceeding or other similar claim from any Governmental Authority or any other Person and which relates to Taxes or a Tax Return and involves Losses for which any of Shareholders or Parent may be liable under this Agreement (“Tax Claim”); provided, however, that a failure by Parent or the Shareholders’ Representative to give such notice shall not affect the applicable rights to indemnification under Article X or this Section 6.7 unless the other party is actually and materially prejudiced as a consequence of such failure.

(ii)	Parent shall control the conduct of any Tax Claim (including selection of counsel and accountants) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, Proceedings, hearings, audits and conferences with any Governmental Authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that Parent shall afford the Shareholders’ Representative the opportunity to participate, as may reasonably be requested by the Shareholders’ Representative, with Parent in contesting any Tax Claim solely to the extent such Tax Claim would give rise to an indemnity obligation under Section 6.7(d); and provided further that Parent shall not settle or otherwise compromise any Tax Claim that would give rise to an indemnity obligation under Section 6.7(d) without the Shareholders’ Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(g) Notwithstanding any provision to the contrary herein, (i) any Tax deductions arising from transactions contemplated pursuant to this Agreement, including Change of Control

Confidential Treatment Requested

Payment Amounts and expenses which become currently deductible by the Company for Tax purposes as a result of the satisfaction of any portion of indebtedness on the Closing Date shall be treated as arising in, and shall be allocated to, a tax period that begins after the Closing Date and (ii) any Taxes attributable to any transaction occurring on the Closing Date after the Closing that is not in the ordinary course of business of the Company as carried on prior to the Closing Date shall be treated as arising in, and shall be allocated to, a tax period that begins after the Closing Date. The parties shall report consistently with the preceding sentence for all Tax purposes, and shall not take any inconsistent position in any Tax proceeding.

(h) The Company shall not seek approval from the Shareholders with respect to any payments or benefits to be paid or provided to the Change in Control Payees that may constitute “excess parachute payments” as defined in section 280G of the Code and applicable rulings and final regulations thereunder.

6.8 Supplemental Information. From time to time prior to the Closing Date, the Company shall disclose in writing to Parent any matter hereafter arising which becomes Known to the Company and which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Parent in connection with any of the representations or warranties set forth in Article IV. No information provided to Parent pursuant to this Section 6.8 shall be deemed to cure any breach of any representation or warranty contained in this Agreement, including for purposes of Section 7.2(a) or Article X.

6.9 Exclusivity. Prior to the Outside Date, none of the Company or any of its directors, officers, employees, representatives, agents or Affiliates shall, directly or indirectly, solicit, initiate, encourage, respond favorably to, condone inquiries or proposals from, or provide any non-public confidential information to, or participate in any discussions or negotiations with, any Person (other than Parent and its directors, officers, employees, representatives and agents) concerning (i) any merger, amalgamation, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving the Company or (ii) any sale or issuance by the Company of any shares of its capital. The Company shall promptly (but in any event within one (1) Business Day) advise Parent of, and communicate to Parent the terms and conditions of (and the identity of the Person making), any such inquiry or proposal received.

6.10 Interim Financial Statements.

(a) Prior to the Closing Date, the Company shall provide to Parent, as soon as practicable after the end of each calendar month, unaudited consolidated financial statements of the Company, consisting of a balance sheet as of the end of such month and an income statement for that month and for the portion of the year then ended (such financial statements, “Interim Financial Statements”).

(b) The Company shall provide to Parent, by March 31, 2012, the audited consolidated financial statements of the Company, consisting of the audited consolidated balance sheet at December 31, 2011 and the related statements of earnings and retained earnings and cash flows for the fiscal year then ended (the “Year End Financial Statements”).

Confidential Treatment Requested

(c) As promptly as practicable following the date hereof, the Company shall deliver to Parent an SAS100 review of financial statements for the first, second and third fiscal quarters of calendar year 2011.

(d) As promptly as practicable following the end of each fiscal quarter, the Company shall deliver to Parent an SAS100 review of financial statements for such fiscal quarter of calendar year 2012.

(e) The Company will cause the appropriate officers of the Company to, or any Shareholder will, execute and deliver to Parent’s independent auditors such representation letters in customary form in respect of each audited period and each SAS100 review period commencing with the fiscal year ended December 31, 2011 and continuing through the Closing Date as Parent shall require. Should the Company’s audit in respect of its fiscal year ended December 31, 2011 not be completed by the Closing Date, such representation letters will be provided by one or more Shareholders, as determined by Parent.

6.11 Takeover Statutes. No party hereto shall take any action that would cause the Merger or the other transactions contemplated hereby to be subject to any “fair price”, “merger moratorium”, “control share acquisition” or similar anti-takeover statute or regulation, including Section 23B.19 of the Act. If any such statute or regulation is or may become applicable to the Merger or the other transactions contemplated hereby, each of Parent and the Company and their respective Board of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

6.12 Closing Payment Calculation Statement. Not earlier than ten (10) Business Days and not later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a certificate (the “Closing Payment Calculation Statement”), duly executed by an officer of the Company, setting forth (a) a good faith estimate of the Closing Working Capital, (b) a good faith estimate of the aggregate Company Debt Amount, together with a schedule listing the amount payable to each Company Creditor in connection therewith which shall in each case correspond to the payoff letters delivered pursuant to Section 8.2, (c) the Change of Control Payment Amount, together with a schedule listing the amount payable to each Change of Control Payee in connection therewith and (d) the wire instructions for each Person to whom payments will be made in accordance with the terms herewith at the Closing. Parent shall have the right to review the Closing Payment Calculation Statement and object thereto, and the Company, on the one hand, and Parent, on the other hand, shall cooperate in good faith to resolve any such objections prior to the Closing and update the Closing Payment Calculation Statement accordingly.

6.13 Management Incentive Plan.

(a) At the Effective Time, Parent shall set aside an aggregate number of shares, which shall be registered prior to issuance to a Company employee pursuant to this Section 6.13 (the “Total Parent Shares”) of Parent Common Stock equal to (i) $7 million, divided by (ii) the

Confidential Treatment Requested

price per share of Parent Common Stock as listed on the New York Stock Exchange as of the close of business on the Business Day immediately preceding the Effective Time (the “Market Price”).

(b) Parent shall issue to each Company employee identified in Exhibit H who is employed on the applicable date such person’s allocation (determined as set forth in Section 6.13(d) below) of registered shares of Parent Common Stock set aside pursuant to Section 6.13(a) as follows: prior to May 15 of each of years 2013, 2014 and 2015, if the Annual Revenues for the applicable twelve (12) month period ending March 31 equal or exceed [***                                                             ] of the Target Annual Revenues for such period, a number of registered shares equal to:

(i)	(x) Annual Revenues, divided by Target Annual Revenues, minus (y) [***]; multiplied by

(ii)	[***]; multiplied by

(iii)	[*** ] of the Total Parent Shares;

provided, that Parent shall have no obligation to issue any registered shares in excess of the Total Parent Shares. By way of example, if, prior to May 15, 2015, Parent has issued pursuant to this Section 6.13(b) all of the Total Parent Shares, regardless of whether Annual Revenues for the twelve (12) months ending March 31, 2015 equal or exceed [***                                                             ] of the Target Annual Revenues for such twelve (12) month period, Parent shall have no obligation to issue any registered shares with respect to the twelve (12) months ending March 31, 2015. All registered shares of Parent Common Stock issued pursuant to this Section 6.13(b) shall be (x) subject to all applicable Tax withholdings, (y) subject to a two (2) year vesting period (from the applicable March 31 date) and (z) allocated among the identified employees as determined in accordance with Section 6.13(d). For the avoidance of doubt, (a) if the Annual Revenues during any applicable measurement period is less than [***                                                             ] of the Annual Revenues Target, then no issuance of registered shares of Parent Common Stock shall be made under this Section 6.13(b) to any of the identified employees with respect to such applicable measurement period; and (b) with respect to any identified employee who has been terminated for Cause, or who voluntarily terminates his or her employment (other than for Good Reason), in either event prior to an applicable issuance or vesting date, no further issuance of registered shares of Parent Common Stock shall be made to such individual under this Section 6.13(b) following such event. If Parent terminates an identified employee without Cause, if an identified employee leaves or resigns for Good Reason, or if an employee dies or becomes Incapacitated, in any such event prior to any applicable issuance date (pertaining to a fiscal year during which such employee would have otherwise worked for the Company or Parent for such entire fiscal year and all subsequent fiscal years) or prior to any applicable vesting date (with respect to restricted registered shares of Parent Common Stock previously issued under this Section 6.13(b) and to be issued pursuant to this sentence), then Parent’s issuance obligations under this Section 6.13(b) with respect to such employee shall survive such termination, and all registered shares of Parent Common Stock allocated to such employee shall be deemed fully vested on the earlier to occur of such termination or issuance.

[***]	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested

(c) For purposes of this Section 6.13: “Annual Revenues” shall mean, with respect to each applicable twelve (12) month period ended March 31, an amount equal to (without duplication): (i) the sum of (A) all gross revenues in such period from sales of products of the Company in existence as of the Closing plus (B) all gross revenues in such period from sales of new products developed by or for the Surviving Corporation plus (C) twenty-five percent (25%) of gross revenues in such period from sales by Surviving Company of investment products of Parent, its Affiliates (other than Surviving Corporation) or their respective subsidiaries (other than Surviving Corporation’s) minus (ii) the Base Revenue Amount. “Base Revenue Amount” and “Target Annual Revenue” shall have the meanings set forth on Schedule 6.13(c). The term “products” as used herein is understood to refer to both products and services.

(d) All shares of Parent Common Stock issued pursuant to this Section 6.13 shall be allocated among the identified employees as determined by Parent (in its sole discretion, but after consultation with Stuart DePina). If and to the extent that an identified employee is terminated for Cause, or voluntarily terminates his or her employment (other than for Good Reason), in either event prior to an applicable issuance or vesting date, then Parent (in its sole discretion, but after consultation with Stuart DePina) shall reallocate such un-issued and/or unvested shares among one or more of the identified employees who remain employed, such that, at any given time, all Total Parent Shares are fully allocated.

(e) Nothing in this Section 6.13 is intended to or shall (i) limit Parent’s right to operate the business of the Surviving Corporation in a commercially reasonable manner at any time following the Closing, or (ii) limit Parent from improving or modifying any aspect of the business of the Surviving Corporation in the exercise of its reasonable business judgment; provided, that Parent shall use commercially reasonable efforts to ensure that the business of the Surviving Corporation can support the operating expenses reflected in the Business Plan and Budget agreed to by the Company and Parent on the date hereof. For the avoidance of doubt, the right to payment under this Section 6.13 is a contract right and shall not give rise to any rights or duties (including fiduciary duties), express or implied, other than those expressly set forth herein. No employee identified in Exhibit H shall be entitled to receive any of the Total Parent Shares until such employee has executed an acknowledgment for the benefit of Parent containing the disclaimers contained in this Section 6.13(e).

6.14 Parent Stock Investment at Effective Time.

(a) Each Company employee identified in Exhibit I shall have the obligation to apply fifty percent (50%) of the aggregate net proceeds of the Change of Control Payment Amount received by each such individual at the Effective Time as a Change of Control Payee (assuming a tax rate of 40%) to purchase registered shares of Parent Common Stock, and shall have the right to apply up to one hundred percent (100%) of such aggregate net proceeds to purchase registered shares of Parent Common Stock. Each individual so electing to purchase additional registered shares of Parent Common Stock must deliver written notice to Parent at least ten (10) Business Days prior to the Effective Time, which notice must identify the additional amount of such individual’s net proceeds that will be used for such purchase (with respect to each electing individual, the required amount plus any timely elected additional amount, the “Purchase Amount”).

Confidential Treatment Requested

(b) At the Effective Time, the payment made by Parent to each Company employee identified in Exhibit I shall be offset by the Purchase Amount, and Parent shall (in lieu of payment of the Purchase Amount) issue to such individual registered shares of Parent Common Stock in an amount equal to (i) the Purchase Amount, divided by (ii) (x) 0.95, multiplied by (y) the Market Price. All such registered shares issued shall be subject to the following restrictions: (A) such registered shares cannot be sold or otherwise transferred by such individual to any Person for a period of two (2) years (and shall be subject to any rules and regulations generally applicable to Parent employees with respect to sales or transfers thereof); and (B) if, prior to the date that is two (2) years after the Effective Time, such individual’s employment with the Company or Parent is terminated for Cause, or if such individual terminates his or her employment with the Company or Parent, such individual shall be required to pay Parent an amount equal to (x) 0.05, multiplied by (y) the Market Price.

(c) In addition, Parent shall issue to each such individual option agreements substantially in the form attached hereto as Exhibit J. Any such individual who is terminated by Parent without Cause, or who leaves or resigns for Good Reason, or who dies or becomes Incapacitated, in any such event prior to such individual’s exercise of such option, shall have six (6) months from the date of such event to exercise the vested portion of his or her option (including, without limitation, that portion of his or her option with respect to which vesting may accelerate upon any such event).

(d) Parent and the Company acknowledge that each individual identified in Exhibit I will be bound by the provisions of this Section 6.14 either as a Shareholder or, if such individual is not a Shareholder, by the terms of their employment arrangement with the Surviving Corporation.

6.15 Termination of Benefit Plans. The Company shall take all actions necessary to terminate, effective as of the day immediately prior to, and conditioned upon, the Closing, all employee benefit plans, including any tax-qualified retirement plan, sponsored or maintained by the Company.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Parent and MergerCo. The obligations of Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver by Parent of the following conditions on or before the Closing Date:

(a) The representations and warranties contained in Article IV and in each of the Company’s Related Agreements shall have been accurate, true and correct in all material respects on and as of the date hereof and of the Related Agreements, respectively, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by the Company on and as of the Closing Date.

Confidential Treatment Requested

(b) The Company shall have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement and in their Related Agreements to be performed and complied with by it or prior to the Closing Date.

(c) No Material Adverse Change shall have occurred and no event shall have occurred which, in the reasonable judgment of Parent, may have a Material Adverse Effect.

(d) No Proceeding by any Governmental Authority or other Person shall have been instituted or threatened which (i) causes or might cause a Material Adverse Effect or (ii) enjoins, restrains, prohibits or results in substantial damages in respect of, or could enjoin, restrain, prohibit or result in substantial damages in respect of, any provision of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby.

(e) The Company shall have delivered a schedule evidencing that clients representing at least ninety percent (90%) of run-rate revenue of the Company either (i) are not required to consent to or not object to the assignment of such client’s Contracts under applicable Law (including the Advisers Act) or (ii) have either consented to or not objected to the assignment of such client’s Contracts under the Advisers Act, such percentage to be calculated as set forth in Schedule 7.1(e).

(f) Parent shall have received all of the agreements, documents and items set forth in Section 8.2.

(g) The Shareholder Approval shall have been obtained.

(h) Holders of Shares that represent no greater than one percent (1%) of the Shares of Common Stock as of the Effective Time shall have demanded appraisal for such Shares in accordance with the Act prior to the Closing.

(i) The DePina Employment Letter shall be in full force and effect, and Stuart DePina shall not have terminated employment with the Company for any reason and shall not have committed an act or omitted to take an action that would permit termination for “cause” thereunder.

(j) The Closing Payment Calculation Statement shall reflect an estimated Closing Working Capital equal to or greater than the Minimum Closing Working Capital.

7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver by the Company of the following conditions on or before the Closing Date:

(a) The representations and warranties of Parent contained herein and in its Related Agreements shall have been accurate, true and correct in all material respects on and as of the date hereof and of the Related Agreements, respectively, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Parent on and as of the Closing Date.

Confidential Treatment Requested

(b) Each of Parent and MergerCo shall have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement and in its Related Agreements to be performed and complied with by it on or prior to the Closing Date.

(c) No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which enjoins, restrains, prohibits or results in substantial damages in respect of, or could enjoin, restrain, prohibit or result in substantial damages in respect of, any provision of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby.

(d) The Shareholders’ Representative shall have received all of the agreements, documents and items set forth in Section 8.3.

ARTICLE VIII

CLOSING

8.1 Closing. The Closing may be conducted by overnight mail, e-mail and wire transfer. All transactions and deliveries required to be made or completed at the Closing pursuant to the terms of this Agreement shall be deemed to occur concurrently and none shall be deemed completed unless all are completed (or, to the extent permitted, are waived in a writing signed by the parties entitled to the benefit thereof).

8.2 Deliveries by the Company. At the Closing, in addition to any other documents or agreements required under this Agreement, the Company shall deliver to Parent the following:

(a) the resignations of all officers and directors of, and each non-corporate trustee or fiduciary of any plan or arrangement involving employee benefits of, the Company duly executed by such Persons;

(b) evidence, in form satisfactory to Parent, that all consents and approvals set forth on Schedule 4.3 have been obtained;

(c) estoppel certificates of all landlords under the Real Property Leases in form and substance satisfactory to Parent duly executed by all such landlords;

(d) a certificate of the Secretary of the Company certifying resolutions of the Board of Directors of the Company approving and authorizing the execution, delivery and performance of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Company);

(e) the Certificate of Incorporation (or similar instrument) of the Company, certified by the Secretary of State or equivalent Person of its jurisdiction of formation, and the By-laws or similar instrument of the Company, certified by its Secretary;

(f) certificates of Good Standing for the Company from the State of Washington.

Confidential Treatment Requested

(g) a certificate dated as of the Closing Date, signed by an officer of the Company certifying as to compliance with Sections 7.1(a) and 7.1(b);

(h) payoff letters with respect to each item of Company Debt, duly executed by the applicable Company Creditor, pursuant to which such Company Creditor shall have agreed to unconditionally release all Liens in favor of such Company Creditor relating to the Shares or the assets or properties of the Company upon receipt of the amounts indicated in such payoff letters and which shall otherwise be in a form satisfactory to Parent;

(i) the Escrow Agreement, duly executed by the Shareholders’ Representative and the Escrow Agent;

(j) evidence that each of the Contracts and transactions listed (or required to be listed) on Schedule 4.23 has been terminated at or prior to the Closing, in form satisfactory to Parent;

(k) documentation satisfactory to Parent that any and all Liens (other than Permitted Liens or Liens which a Company Creditor has agreed to unconditionally release in accordance with a payoff letter delivered pursuant to Section 8.2(h) upon receipt by such Company Creditor of the applicable payoff amount) on the assets and properties of the Company shall have been terminated and released; and

(l) such other documents and instruments as may be required by any other provision of this Agreement or any Related Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Related Agreements.

8.3 Deliveries by Parent. At the Closing, Parent shall deliver to the Shareholders’ Representative the following:

(a) a certificate of Parent dated as of the Closing Date, signed by an officer of Parent, certifying as to compliance with Sections 7.2(a) and 7.2(b);

(b) the Escrow Agreement, duly executed by Parent; and

(c) a certificate of Parent’s secretary certifying resolutions of the Board of Directors of Parent and MergerCo approving this Agreement and its Related Agreements and the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Parent and MergerCo).

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a) by the mutual written consent of the Company and Parent;

Confidential Treatment Requested

(b) by either the Company or Parent, if the Closing shall not have taken place on or before the Outside Date; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to (i) the Company if the failure of the Company to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date or (ii) Parent if the failure of Parent to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c) by Parent, if there shall have been a material breach of any covenant, obligation, representation or warranty of the Company hereunder, and in the case of a breach of covenant or obligation only such breach shall not have been remedied within ten (10) Business Days after receipt by the Company of a notice in writing from Parent specifying the breach and requesting such breach be remedied; or

(d) by the Company, if there shall have been a material breach of any covenant, obligation, representation or warranty of Parent or MergerCo hereunder, and in the case of a breach of covenant or obligation only such breach shall not have been remedied within ten (10) Business Days after receipt by Parent of notice in writing from the Company specifying the breach and requesting such breach be remedied.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties hereunder shall terminate, except for Article XI and this Section 9.2 (including the second sentence hereof), which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement. If this Agreement is terminated (i) by Parent due to a breach of Section 6.9 which results in the Company’s failure to close, then the Company shall, within five (5) Business Days of such termination, pay to Parent an amount equal to the Termination Fee plus all actual fees, costs and expenses reasonably incurred by Parent in connection with the preparation, execution and performance of this Agreement; or (ii) by the Company pursuant to Section 9.1(d), then Parent shall, within five (5) Business Days of such termination, pay to the Company an amount equal to the Termination Fee plus all actual fees, costs and expenses reasonably incurred by the Company in connection with the preparation, execution and performance of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Survival. The representations and warranties of the parties contained herein shall survive the Closing for a period of eighteen (18) months, except that Tax Warranties shall survive until the Tax Statute of Limitations Date and Title and Authorization Warranties shall survive forever. The covenants and agreements of the parties contained herein shall survive the Closing forever unless a shorter period of time is specified therein.

10.2 Indemnification by Shareholders. The Shareholders shall severally and proportionately indemnify each Parent Indemnified Person against, and each Shareholder agrees

Confidential Treatment Requested

to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made in Article IV or any document delivered by the Company at the Closing; provided, that (i) in the case of all representations and warranties, except for Title and Authorization Warranties and Tax Warranties, a notice of the Parent Indemnified Person’s claim shall have been given to the Shareholders’ Representative not later than the close of business eighteen (18) months after the Closing Date and (ii) in the case of Tax Warranties, a notice of the Parent Indemnified Person’s claim shall have been given to the Shareholders’ Representative not later than the close of business on the Tax Statute of Limitations Date;

(b) any breach or failure of the Company to perform any covenant or obligation of the Company set forth or contemplated in this Agreement or any Related Agreement or any document delivered by the Company at the Closing; and

(c) any Specified Liability.

10.3 Indemnification by Parent. Parent agrees to indemnify each Shareholder Indemnified Person against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by Parent in this Agreement or any Related Agreement or any document delivered by Parent at the Closing; provided, that in the case of all representations and warranties, except for Title and Authorization Warranties, a notice of the Shareholder Indemnified Person’s claim shall have been given to Parent not later than the close of business on the second (2nd) anniversary of the Closing Date; or

(b) any breach of or failure by Parent or MergerCo to perform any covenant or obligation of them set out or contemplated in this Agreement or any Related Agreement or any document delivered by them at the Closing.

10.4 Limitations on Liability.

(a) No Shareholder shall have any liability pursuant to Section 10.2(a) (other than with respect to any breach of or inaccuracy in any of the Title and Authorization Warranties or the Tax Warranties) unless and until the aggregate amount of all Losses incurred or suffered by the Parent Indemnified Persons pursuant to any matter described in Section 10.2(a) exceeds one half percent (0.5%) of the Base Purchase Price (the “Basket Amount”), but in the event such Losses exceed the Basket Amount, Shareholder shall be liable and responsible to the Parent Indemnified Persons for the full amount of such Losses (subject to Section 10.4(b) and the other terms and conditions of this Agreement), without reduction for the Basket Amount.

(b) In no event shall Shareholders’ aggregate liability pursuant to Section 10.2 for Losses incurred or suffered by the Parent Indemnified Persons (other than with respect to any breach of or inaccuracy in any of the Title and Authorization Warranties or the Tax Warranties) exceed the Indemnification Escrow Amount.

Confidential Treatment Requested

(c) Notwithstanding anything contained herein or otherwise to the contrary, including Sections 10.4(a) and 10.4(b), nothing herein shall be deemed to limit any party’s rights to recover any and all Losses incurred or suffered by it relating to or arising out of or in connection with fraud or intentional misrepresentation, it being understood and agreed that the right to recover such Losses shall survive forever.

10.5 Materiality. For purposes of Sections 10.2, 10.3 and 10.4, the representations and warranties herein shall be deemed to have been made without any qualifications as to materiality and, accordingly, for such purposes, all references therein to “material”, “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold).

10.6 Claims. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim (or the commencement of any suit, action or proceeding) of the type described in Section 10.7 or 6.7(f), the Indemnified Person shall give notice to the Indemnifying Person of such claim; provided, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article X except to the extent (if any) that the Indemnifying Person shall have been actually and materially prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within thirty (30) calendar days after receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person and the Indemnifying Person shall promptly pay to the Indemnified Person the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 10.2 or 10.3), and no later objection by the Indemnifying Person shall be permitted. If within such thirty (30) day period the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover from the Indemnifying Person and the Indemnifying Person shall promptly pay to the Indemnified Person the lesser amount, without prejudice to the Indemnified Person’s claim for the difference.

10.7 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim (or the commencement of any suit, action or proceeding) by any Person not a party hereto (other than by a Governmental Authority with respect to Taxes, which shall be governed by Section 6.7(f)) in respect of which indemnity may be sought under this Agreement; provided, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article X except to the extent (if any) that the Indemnifying Person shall have been actually prejudiced thereby. The Indemnifying Person may, at its own expense, (i) participate in the defense of any such claim, suit, action or proceeding and (ii) upon notice to the Indemnified Person and the Indemnifying Person’s delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section 10.2 or 10.3 for all Losses arising out of such claim, suit,

Confidential Treatment Requested

action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss resulting therefrom, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, that (a) the Indemnifying Person’s counsel is reasonably satisfactory to the Indemnified Person and (b) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person’s reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to defend any such claim, suit, action or proceeding if: (I) such claim, suit action or proceeding relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (II) such claim, suit action or proceeding relates to or arises in connection with any non-criminal Proceeding by a Governmental Authority that would reasonably be expected to materially and adversely affect the operations or conduct of Parent and its Affiliates (including the Company); (III) such claim, suit action or proceeding could result in an injunction or equitable relief against the Indemnified Person; (IV) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim, suit action or proceeding; (V) the Indemnified Party reasonably believes that the Losses relating to such claim, suit action or proceeding could exceed the maximum amount that such Indemnified Person could then be entitled to recover under the applicable provisions of this Article X; or (VI) the Indemnifying Party does not provide the Indemnified Party with reasonable evidence that the Indemnifying Party has the financial resources to defend such Third-Party Claim and to fulfill its indemnification obligations under this Article X. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person’s counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

10.8 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 10.7 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (i) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent, and (ii) the Indemnified Person shall not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld.

10.9 Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

Confidential Treatment Requested

10.10 Indemnification Escrow Amount. In the event any Parent Indemnified Person is entitled to receive any amount from Shareholders under this Agreement, including any indemnification payment under this Agreement, the such Parent Indemnified Person’s sole and exclusive remedy shall be to seek recovery from the Indemnification Escrow Amount for such amounts.

10.11 No Contribution/Subrogation. Notwithstanding anything to the contrary contained in this Agreement, no Shareholder shall have any right of contribution, indemnification or similar right (whether at common law, by statute or otherwise) from or against the Company with respect to any claim by any Parent Indemnified Person pursuant to this Article X, provided that this section shall not limit any right of contribution, indemnification or similar right (whether at common law, by statute or otherwise) a Shareholder may have from or against any other Shareholder.

10.12 Purchase Price Adjustments. Any amounts payable under Section 6.7(d) or 10.2 or Section 10.3 shall be treated by Parent and Shareholders as an adjustment to the Per Share Merger Consideration.

ARTICLE XI

MISCELLANEOUS

11.1 Expenses. Except as expressly set forth in this Agreement, each party shall bear its own fees and expenses with respect to the transactions contemplated hereby, it being understood and agreed that the Company shall ensure that any and all such fees and expenses of the Company shall be paid prior to the Closing.

11.2 Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by Parent and the Company.

11.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service or (ii) on the date of transmission if sent by facsimile or other wire transmission (receipt confirmed):

(i) If to the Shareholders’ Representative, addressed as follows:

KLJ Consulting, LLC

1215 4th Ave, Suite 900

Seattle, WA 98161

Attention: Kent L. Johnson

    Managing Member

Facsimile No.: (206) 341-9810

Confidential Treatment Requested

(ii) If to the Company (prior to the Closing), addressed as follows:

Tamarac Inc.

811 First Avenue, Suite 340

Seattle, Washington 98104

Attention: Stuart DePina,

    Chairman and CEO

Facsimile No.: (206) 529-0238

with a copy (which shall not constitute notice) to:

McNaul Ebel Nawrot & Helgren PLLC

600 University Street, Suite 2700

Seattle, Washington 98101

Attention: William A. Carleton

Facsimile No.: (206) 624-5128

(iii) If to Parent or MergerCo, addressed as follows:

Envestnet, Inc.

35 East Wacker Drive, Suite 2400

Chicago, Illinois 60601

Attention: Shelly O’Brien,

    General Counsel and Corporate Secretary

Facsimile No.: (312) 827-2801

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Edward S. Best

Facsimile No.: (312) 706-8106

or to such other individual or address as a party may designate for itself by notice given as herein provided.

11.4 Payments. Except as otherwise provided in this Agreement or in a Related Agreement, all payments pursuant to this Agreement shall be made by wire transfer in Dollars in same day or immediately available funds.

11.5 Waivers. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

Confidential Treatment Requested

11.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs and legal representatives; provided, that no assignment of any rights or obligations hereunder shall be made by the Company or the Shareholders’ Representative without the written consent of Parent and no assignment of any rights or obligations hereunder shall be made by Parent or MergerCo to any Person without the written consent of the Shareholders’ Representative. Notwithstanding the foregoing, Parent may assign this Agreement to any lender to Parent or any Affiliate thereof as security for obligations to such lender in respect of any financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof; provided, that no assignment to any lender shall in any way affect Parent’s obligations or liabilities under this Agreement.

11.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and, to the extent provided herein, their respective Affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

11.8 Publicity. Prior to the Closing Date, no public announcement or other publicity regarding the existence of this Agreement or its contents or the transactions contemplated hereby shall be made by Parent, MergerCo, the Company or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of Parent and the Company, in any case, as to form, content, timing and manner of distribution or publication; provided, that nothing in this Section 11.8 shall (i) prevent Parent from filing a Form 8-K with the United States Securities and Exchange Commission or publicly issuing a press release, in each case, with respect to this Agreement or its contents or the transactions contemplated hereby (the contents of which Form 8-K and press release shall be determined by Parent and its Affiliates in their sole discretion) or making any public announcement required by Law or the rules of any stock exchange so long as Parent consults with the Company as to the form, content, timing and manner of distribution of publication, or (ii) any party from discussing this Agreement or its contents or the transactions contemplated hereby with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions or enforcing its rights hereunder.

11.9 Further Assurances. By accepting any payment pursuant to Article II, a Shareholder shall be deemed to have agreed to, upon the reasonable request of Parent on and after the Closing Date, execute and deliver to Parent such other documents, releases, assignments and other instruments as may be required to effectuate completely the Merger and to otherwise carry out the purposes of this Agreement.

11.10 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

11.11 Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

Confidential Treatment Requested

11.12 Language. The Company, the Shareholders’ Representative, Parent and MergerCo agree that the language used in this Agreement is the language chosen by the parties hereto to express their mutual intent, and that no rule of strict construction is to be applied against any party.

11.13 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington without giving effect to the principles of conflicts of law thereof.

11.14 Exclusive Jurisdiction of Disputes; Waiver of Jury Trial. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Related Agreement or any matters described or contemplated herein or therein, the parties to this Agreement hereby: (i) agree that any such litigation, proceeding or other legal action shall be brought exclusively in a court of competent jurisdiction located within the State of Washington, whether a state or federal court; (ii) agree that in connection with any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (i) above and to service of process upon them in accordance with the rules and statutes governing service of process; (iii) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; and (iv) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law. EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

11.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.16 Facsimile and Electronic Signatures. Any signature page delivered via a facsimile machine or electronic transmission (e.g., PDF file) shall be binding to the same extent as an original signature page. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

11.17 Effect of Investigation. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Parent or MergerCo shall not limit, qualify, modify or amend the representations, warranties, covenants or obligations of (including indemnities by) any Shareholder or the Company made in or undertaken pursuant to this Agreement or any of their Related Agreements, irrespective of the knowledge and information received (or which should have been received) therefrom by Parent or MergerCo.

Confidential Treatment Requested

11.18 Specific Performance. The Company recognizes and affirms that in the event of breach by it of any of the provisions of this Agreement money damages would be inadequate and Parent and MergerCo would have no adequate remedy at law. Accordingly, the Company agrees that Parent and MergerCo shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Company’s obligations under this Agreement not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (including anticipatory, continuing or future) of the provisions of this Agreement, without the necessity of posting any bond.

11.19 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by Law, in equity or otherwise.

11.20 Shareholders’ Representative.

(a) The Company hereby appoints the Shareholders’ Representative as the representative of the Shareholders for the purposes set forth herein and for purposes of enforcing all obligations of Parent that are for the benefit of the Shareholders after the Effective Time. If the Shareholders’ Representative should dissolve, disappear, liquidate, merge out of existence, enter into bankruptcy proceedings, or otherwise experience a similar event (or, in the case Shareholders’ Representative is an individual, die or become incapacitated) (each such event, a “Terminating Event”), its successor shall be appointed within fifteen (15) calendar days of such event by Persons holding a majority of the Shares of Common Stock as of immediately prior to the Effective Time, and any such successor shall be a Shareholder, an officer of a Shareholder or an Affiliate of a Shareholder and shall agree in writing to accept such appointment. The choice of a successor Shareholders’ Representative appointed in any manner permitted above shall be final and binding upon all of the Shareholders. The decisions and actions of any successor Shareholders’ Representative shall be, for all purposes, those of the Shareholders’ Representative as if originally named herein.

(b) A Terminating Event of any Shareholder shall not terminate the authority and agency of the Shareholders’ Representative.

(c) The Shareholders’ Representative shall have no liability (i) to any Shareholder in connection with performing its obligations hereunder, except to the extent the Shareholders’ Representative shall have acted maliciously in connection with the performance of its duties hereunder, and (ii) under this Agreement prior to the Effective Time.

(d) By their acceptance of any payments pursuant to Article II of this Agreement, the Shareholders shall be deemed to have authorized the Shareholders’ Representative, on their behalf and in their name, to:

(i)	receive all notices or documents given or to be given to the Shareholders pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement;

Confidential Treatment Requested

(ii)	engage counsel and such accountants and other advisors for the Shareholders and incur such other expenses on behalf of the Shareholders in connection with this Agreement and the transactions contemplated hereby as the Shareholders’ Representative may deem appropriate;

(iii)	take such action on behalf of the Shareholders as the Shareholders’ Representative may deem appropriate in respect of: (A) any claims (including settlement thereof) made by any Parent Indemnified Person for indemnification pursuant to Article X; and (B) any calculations or distributions with respect to the Per Share Adjustment Escrow Consideration and the Per Share Indemnification Escrow Consideration;

(iv)	take such other action (A) as the Shareholders’ Representative is authorized to take under this Agreement or (B) on written instructions executed by holders of a majority of the outstanding Shares of Common Stock immediately prior to the Effective Time;

(v)	receive all documents or certificates or notices and make all determinations on behalf of the Shareholders required under this Agreement;

(vi)	represent each individual Shareholder or all or certain Shareholders as a group in all litigation and negotiate or enter into settlements and compromises relating to any disputes arising in connection with this Agreement and the transactions contemplated hereby; and

(vii)	take all relevant action in all such other matters as the Shareholders’ Representative may deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby.

(e) The appointment of the Shareholders’ Representative hereunder is coupled with an interest shall survive the bankruptcy, liquidation or dissolution of each Shareholder and irrevocable, and any action taken by the Shareholders’ Representative pursuant to the authority granted in this Section 11.20 shall be effective and binding on behalf of each Seller by a facsimile signature or by referencing the Seller executing any instrument with a single signature as attorney-in-fact for all of them notwithstanding any contrary action of, or direction from, any Shareholder.

* * *

Confidential Treatment Requested

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PARENT:

Envestnet, Inc.

By:
Name:
Title:

MERGERCO:

Titan Merger Corp.

By:
Name:
Title:

COMPANY:

Tamarac Inc.

By:
Stuart DePina
Chairman and Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE:

KLJ Consulting, LLC

By:
Kent L. Johnson
Managing Member

[Signature Page to Merger Agreement]